Exhibit 10.6
FIRST AMENDMENT TO OFFICE LEASE
     THIS FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is made and entered into this 7th day of February, 2008, by and between Cullen Allen Holdings L.P., a Delaware limited partnership (“Landlord”) and Quest Midstream Partners, L.P., a Delaware limited partnership (“Tenant”), the successor in interest of Bluestem Pipeline, LLC.
WITNESSETH:
     WHEREAS, Landlord and Bluestem Pipeline, LLC entered into that certain Office Lease dated March 14, 2007 (the “Lease”) for approximately 3,433 RSF in Suite 3650 (the “Existing Premises”) on the 36th Floor of the office building commonly known as Three Allen Center, which is located at 333 Clay Street, Houston, Texas (the “Building”);
     WHEREAS, Tenant succeeded to the interest of Bluestem Pipeline, LLC, as tenant under the Lease;
     WHEREAS, Landlord and Tenant desire to amend and modify the Lease to relocate the Premises to approximately 9,801 RSF on the 40th Floor of the Building and extend the Term of the Lease, among other things provided for herein.
     NOW, THEREFORE, in and for the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:
     1. Defined Terms. Capitalized terms not defined herein shall have the same meanings attributed to such terms under the Lease.
     2. Relocation of the Premises. Effective on the Relocation Date, defined in Section 5 below, the Premises, as such term is used in the Lease, shall be relocated to approximately 9,801 RSF in Suite 4060 on the 40th Floor of the Building as shown on Exhibit “A” attached hereto (the “New Premises”). From and after the Relocation Date, defined below, Landlord and Tenant stipulate and agree that (i) the Premises, as such term is used in the Lease, contains 9,801 RSF (utilizing an add-on factor of 22.5% for this multi-tenant floor), (ii) the Building contains approximately 1,194,719 RSF; and (iii) all references in the Lease referring to the Premises shall mean the New Premises described in this First Amendment. Except as provided in this First Amendment, as of the Relocation Date, all references in the Lease pertaining to the duties and obligations of Tenant which are dependant upon the size of the Premises which are not specifically adjusted by this First Amendment, shall be automatically adjusted to reflect that the Premises, as such term is used in the Lease, contains 9,801 RSF.
     3. Surrender of the Existing Premises. On or before that date upon the earlier of (i) the date upon which Tenant occupies the New Premises for the purpose of conducting Tenant’s business, (ii) the date which is ten (10) days after the date on which Tenant’s initial
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leasehold improvements are substantially complete within the New Premises or (iii) forty five (45) days after the Relocation Date, as defined in Section 5 below, Tenant shall (a) peaceably vacate and surrender the Existing Premises on the 36th Floor of the Building to Landlord broom-clean and in the condition required by Section 3.3(a) of the Lease and otherwise in accordance with the applicable provisions of the Lease; (b) remove from the Existing Premises all persons occupying and using same, return to Landlord all suite keys issued to Tenant in connection with its use of the Existing Premises (to the extent such pertain solely to the Existing Premises); and (c) remove from the Existing Premises all personal property owned by Tenant.
     4. Term. Landlord and Tenant hereby agree that the Term of the Lease is hereby extended for a period of thirty-six (36) months such that the “Expiration Date” shall mean May 6, 2015.
     5. Relocation Date. Landlord and Tenant hereby agree that another tenant of the Building, Tristone Capital Co. (“Tristone”), is currently leasing the New Premises. Tristone is not currently occupying the New Premises and has expressed its desire to return possession of the New Premises to Landlord. Tristone and Landlord are currently negotiating for a mutually acceptable agreement to return the New Premises to Landlord, so that Landlord may lease the New Premises to Tenant. Landlord shall deliver the New Premises to Tenant (the “Delivery Date”) for the purpose of constructing Tenant’s Improvements within the New Premises upon the date which Landlord regains possession of the New Premises, but in no event prior to the effective date of Landlord regaining control pursuant to such mutually acceptable agreement between Tristone and Landlord. The “Relocation Date” shall mean the earlier to occur of (i) the date upon which Tenant occupies the New Premises for the purpose of conducting Tenant’s business, or (ii) forty-five (45) days after the Delivery Date.
     6. Rent.
     A. Existing Premises. Except as expressly provided herein, Tenant’s obligation to pay Base Rent, Additional Rent and other items payable by Tenant pursuant to the terms of the Lease concerning the Existing Premises shall remain unchanged by this First Amendment and Tenant shall continue to pay all such amounts payable under the Lease with respect to the Existing Premises from the Commencement Date to the day immediately prior to the Relocation Date. The parties hereby acknowledge that the Relocation Date may be up to forty-five (45) days prior to the date Tenant actually ceases using the Existing Premises to accommodate the construction of Tenant’s leasehold improvements in the New Premises, provided, however, Tenant shall not be obligated to pay Base Rent and Additional Rent for the Existing Premises (but Tenant shall pay Base Rent and Additional Rent for the New Premises as provided in Section 6B below) for the period of up to forty-five (45) days following the Relocation Date as contemplated herein.
     B. New Premises:
          (i) Commencing on the Relocation Date, and continuing through the Expiration Date, Tenant shall pay Base Rent for the New Premises in the manner provided in the Lease, in the amounts as follows:
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	Base Rent
	Per Square Foot	Annual	Monthly
Time Period	Of RSF	Base Rent	Base Rent
Relocation Date – 05/06/12	$23.37	$229,049.37	$19,087.45
05/07/12 – 05/06/15	$29.25	$286,679.25	$23,889.94
          (ii) In addition to Base Rent for the New Premises, Tenant shall pay Additional Rent and all other sums provided in the Lease with respect to the New Premises from the Relocation Date to the Expiration Date, in the manner provided in the Lease. TENANT’S SHARE OF ADDITIONAL RENT IS PROJECTED TO BE $12.16 PER SQUARE FOOT OF RENTABLE AREA PER YEAR FOR CALENDAR YEAR 2008 OR AN ESTIMATED AMOUNT OF $9,931.68 PER MONTH FOR THE NEW PREMISES TO BE PAID IN ADDITION TO BASE RENT. Expenses that vary with occupancy shall be grossed-up to reflect that the Building is 100% occupied and operating and all such services are provided to all tenants.
     C. Tenant’s Share. Tenant’s Share shall remain 0.28735% through the day immediately preceding the Relocation Date. Commencing upon the Relocation Date, Landlord and Tenant agree that “Tenant’s Share”, as such term is used in the Lease, shall be 0.8204%.
     D. Texas Tax Code. The parties acknowledge that the 2006 session of the Texas Legislature revamped the Property Tax Code and the terms and conditions of this Lease shall be liberally construed in order to allow any taxes which previously and historically were charged on an ad valorem basis but converted to another system of taxation (even if it is a system of taxation otherwise excluded under Section 4.2 of the Lease) to be charged as Taxes under the Lease.
     7. Condition of the New Premises. Landlord and Tenant confirm and agree that Tenant has accepted the New Premises in its current “AS IS” condition and “WITH ALL FAULTS,” except (a) for reasonable “punch list” items identified in writing by Tenant within ten (10) days after the Delivery Date; (b) latent defects discovered and identified by written notice to Landlord within one hundred eighty (180) days after the Delivery Date; and (c) that Landlord agrees to provide to Tenant an allowance of up to $210,695.00 ($15.00 per RSF of 3,433 RSF of the New Premises plus $25.00 per RSF on 6,368 RSF of the New Premises) (the “Allowance”). The parties hereby agree that the Allowance is to be used solely for the construction of the initial leasehold improvements in the New Premises (above and below ceiling), construction documents as well as architectural, structural, mechanical, electrical, voice/data cabling, plumbing design, accessibility plan review and inspection (Per Texas Architectural Barriers Act), asbestos survey (Per SB-509), graphics and security and otherwise in accordance with the Work Letter attached to the Lease as Exhibit “F”, except that Section 1 (a) of Exhibit “F” is hereby deleted and replaced by the Allowance provided in this First Amendment. Landlord shall only charge a three percent (3%) construction management fee for all work done in the New Premises. Notwithstanding anything to the contrary, Tenant may elect, by giving Landlord prior written notice of Tenant’s election, to apply up to $3.00 per RSF of the New Premises (up to a maximum of $29,403.00) of the unused Allowance granted pursuant to
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this First Amendment, if any, towards subsequent installment(s) of Base Rent next due. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, TENANT FURTHER ACKNOWLEDGES AND AGREES THAT LANDLORD DOES HEREBY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO THOSE OF FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EXISTING PREMISES, THE NEW PREMISES AND/OR THE IMPROVEMENTS LOCATED THEREIN.
     8. Parking. Tenant shall continue to have the parking rights provided pursuant to Exhibit D to the Lease; provided, however, commencing on the Relocation Date and continuing through the Expiration Date, Landlord shall provide to Tenant and Tenant shall contract on a “must-take” basis for a total of ten (10) unreserved parking Permits in the Allen Center Garage and/or the Metropolitan Parking Garage, as designated by Landlord, Tenant shall have no other right to any parking Permits, except as referred to in this First Amendment, although Tenant may lease additional parking spaces at the then current rate on a month-to-month basis, subject to availability. Tenant shall pay the applicable monthly parking rate(s) charged by Landlord from time to time for all parking Permits leased, which are currently $185.00 and $165.00 (including sales tax) for unreserved parking Permits in the Allen Center Garage and the Metropolitan Parking Garage, respectively, and $205.00 to $260.00 (including sales tax) for reserved parking Permits, depending on location. Ten percent (10%) of Tenant’s parking Permit allotment may be taken as reserved parking Permits at a location determined by Landlord within either the Allen Center Garage and/or the Metropolitan Parking Garage. From and after the Relocation Date, no discount shall apply to the monthly parking rates. Parking rates are subject to change.
     9. Right of First Refusal. Landlord and Tenant hereby agree that Tenant shall continue to have the Right of First Refusal set forth in Exhibit G to the Lease, except that effective upon satisfaction of the contingency set forth in Section 15 hereof, (i) the ROFR Premises, as such term is used in Exhibit G to the Lease, shall mean approximately 10,613 RSF on Floor 40 of the Building (Suites 4050, 4040 and 4010), as shown on Exhibit B attached hereto and Tenant shall no longer have any rights to additional space on Floor 36 of the Building and (ii) Tenant’s obligation to pay Rent for the ROFR Premises shall commence upon the earlier of the substantial completion of Tenant’s leasehold improvements within the ROFR Premises or 90 days following Landlord’s delivery of the ROFR Premises. For purposes of determining Tenant’s priority to the ROFR Premises in relation the rights of other tenants of the Building, Tenant’s right to the ROFR Premises described in this First Amendment shall be the date of the full execution of this First Amendment and the Right of First Refusal is subject and subordinate to (a) the pre-existing expansion option of Devon Energy Production Company, L.P. (who has the right to expand by one (1) full floor in the Building or in Devon Energy Tower at Two Allen Center, as determined by Landlord) and the pre-existing right of first refusal of Tristone Capital, LP (who has a right of first refusal on the entire 40th Floor of the Building), and the successors and assigns of the foregoing, (b) any and all preferential rights, expansion options, refusal rights pertaining to the ROFR Premises which are granted to a third party tenant whose initial premises was offered to Tenant and which Tenant declined, and (c) the right to renew the lease of any existing tenant of the ROFR Premises (and their successors and assigns), whether by formal renewal option or otherwise. The existing tenants occupying portions of the ROFR Premises are as follows: (1) DnB Nor Bank ASA who occupies approximately 3,050 RSF in Suite 4010 and whose lease currently expires on march 31, 2009, (2) Savoy Capital, Inc. who occupies approximately 3,646 RSF in Suite 4040 and whose lease currently expires on March 31, 2009,
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and (3) Fannie Mae who occupies approximately 3,969 RSF in Suite 4050 and whose lease currently expires on June 30, 2010.
     10. Early Termination Right. In the event that Tenant (i) desires to further expand the Premises in the future and Landlord, or an affiliate of Landlord, can not or will not accommodate Tenant’s desired expansion within the Building or the office buildings commonly known as One Allen Center, Two Allen Center or any expansions or additional buildings added to the Allen Center complex in the future and (ii) immediately following the Termination Date, as defined in Exhibit “C” attached hereto, Tenant significantly expands Tenant’s operations in the metropolitan area of the City of Houston (i.e, including without limitation the cities reasonably adjacent to the City of Houston, such as the cities of Katy, Sugar Land, Baytown, Pearland, The Woodlands, League City, etc.), in a single office building such that Tenant occupies at least 90% of the total amount of space Tenant then currently leases pursuant to the Lease plus the amount of space Tenant informed Landlord that it desired to expand into within the Allen Center complex, then Tenant shall have an option to terminate the Lease for the entire Premises effective on the last day of the 42nd full month following the Relocation Date in accordance with the terms and conditions of the Termination Option set forth in Exhibit “C” attached hereto. Tenant’s failure to expand following the Termination Date shall be deemed a material breach of the Lease and in such case, Landlord may retroactively elect to void Tenant’s exercise of the Termination Option, in which case, the Lease shall continue in full force and effect as if the Termination Option was never a part of the Lease and Tenant shall be obligated to pay all amounts due pursuant to the Lease from the Commencement Date through the Expiration Date.
     11. Expansion Option. Landlord and Tenant hereby acknowledge that the Expansion Option set forth in Exhibit I to the Lease was intended to provide Tenant with the one-time ability to expand the size of the Premises to accommodate Tenant’s growth. Furthermore, the parties acknowledge that the expansion contained in this First Amendment fulfills the parties original intent concerning such Expansion Option. Therefore, Landlord and Tenant hereby agree that effective upon the satisfaction of the contingency set forth in Section 15 of this First Amendment, the Expansion Option set forth in Exhibit I to the Lease is hereby deleted from the Lease in its entirety and shall be of no further force or effect.
     12. Notices. Article 1 (n) of the Lease is hereby amended to provide a new notice address for Tenant as follows:

Tenant:	Quest Midstream Partners, L.P.
Three Allen Center
333 Clay Street, Suite 3650
Houston, Texas 77002
     13. Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, except for Partners Commercial Realty, LP d/b/a NAI Houston (“Tenant’s Broker”), and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this First Amendment. Tenant agrees to indemnify and hold harmless Landlord from and against, and to reimburse Landlord for and with respect to, any liability or claim, whether meritorious or
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not, arising in respect to brokers and/or agents not so named and claiming to represent Tenant. Landlord agrees to indemnify and hold harmless Tenant from and against, and to reimburse Tenant for and with respect to, any liability or claim, whether meritorious or not, arising in respect to brokers and/or agents not so named and claiming to represent Landlord. Landlord has agreed to pay the fees of Tenant’s Broker, but only to the extent that Landlord has agreed to do so pursuant to the separate written agreement with Tenant’s Broker.
     14. Calculation of Charges. Without waiving any rights to enforce the terms of the Lease, Tenant (i) understands and accepts the methods of calculation for determining charges, amounts and additional rent payable by Tenant under the Lease, as heretofore calculated and as modified hereby and (ii) acknowledges (to the fullest extent permitted by applicable law) that the provisions of the Lease, as modified hereby, satisfy the requirements of Section 93.012 (Assessment of Charges) of the Texas Property Code.
     15. Contingency. Landlord and Tenant hereby acknowledge that the New Premises are currently occupied by Tristone. Accordingly, Landlord and Tristone must enter into an agreement to return such space to Landlord prior to Landlord’s obligation to deliver the New Premises to Tenant hereunder. Therefore, Landlord and Tenant hereby agree that this First Amendment in its entirety is contingent upon Landlord entering into a definitive agreement with Tristone, who must agree to return such space to Landlord, among other things, as determined in Landlord’s and Tristone’s sole and absolute discretion, prior to the effectiveness of this First Amendment. If this contingency is not satisfied on or before February 29, 2008, then this First Amendment in its entirety shall be deemed null and void, with no further action required by Landlord, and the Lease, without regard to this First Amendment whatsoever, shall continue in full force and effect.
     16. Miscellaneous.
          (a) Amendment to Lease. Tenant and Landlord acknowledge and agree that the Lease has not been amended or modified in any respect, other than by this First Amendment and there are no other agreements of any kind currently in force and effect between Landlord and Tenant with respect to the Premises or the Building. The term “Lease” shall hereafter mean the Lease as amended by this First Amendment, unless the context requires otherwise.
          (b) Counterparts. This First Amendment may be executed in multiple counterparts, and each counterpart when fully executed and delivered shall constitute an original instrument, and all such multiple counterparts shall constitute but one and the same instrument.
          (c) Entire Agreement. This First Amendment sets forth all covenants, agreements and understandings between Landlord and Tenant with respect to the subject matter hereof and there are no other covenants, conditions or understandings, either written or oral, between the parties hereto except as set forth in this First Amendment.
          (d) Full Force and Effect. Except as expressly amended hereby, all other items and provisions of the Lease, as amended, remain unchanged and continue to be in full force and effect.
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          (e) Conflicts. If any provision of this First Amendment conflict with any of those of the Lease, then the provisions of this First Amendment shall govern.
          (f) Authority of Tenant. Tenant represents and warrants to Landlord that (i) Tenant is duly organized and an existing legal entity, in good standing in the State of Texas, (ii) Tenant has full right and authority to execute, deliver and perform this First Amendment, (iii) the person executing this First Amendment was authorized to do so and (iv) upon request of Landlord, such person will deliver to Landlord satisfactory evidence of his or her authority to execute this First Amendment on behalf of Tenant.
          (g) Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
          (h) Good Faith and Fair Dealing. Landlord and Tenant agree to exercise their rights and remedies, and perform their respective obligations hereunder reasonably and in good faith.
     This First Amendment is executed as of the date first written above.

“LANDLORD”			“TENANT”

Cullen Allen Holdings, L.P., a Delaware limited partnership			Quest Midstream Partners, L.P., a Delaware limited partnership

By:	Texas RE GP, LLC,
	a Delaware limited liability company		By:	/s/ Michael Forbau

			Name:	Michael Forbau

			Title:	Vice President

	By:	/s/ Paul H. Layne

Paul H. Layne,
Executive Vice President,
Head of Houston Region

	By:	/s/ Steven M. Lukingbeal

Steven M. Lukingbeal,
Vice President,
Regional Counsel
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EXHIBIT A
FLOOR PLAN OF THE NEW PREMISES
[Floor Plan Diagram]
A-1

EXHIBIT B
FLOOR PLAN OF ROFR PREMISES
[Floor Plan Diagram]
B-1

EXHIBIT C
TERMINATION RIGHT
1. Subject to and upon the terms, provisions and conditions set forth in this Exhibit, Tenant, but not any assignee or subtenant thereof, shall have the one time right (the “Termination Right”) to terminate the Lease as to the entire Premises, effective on the last day of the forty-second (42nd) full calendar month following the Relocation Date (the “Termination Date”). In order to exercise the Termination Right, Tenant must give Landlord written notice of Tenant’s exercise of the Termination Right at least six (6) months prior to the Termination Date, and pay the Termination Fee, as hereinafter defined, within thirty (30) days of the date of such notice. If Tenant fails to give notice of exercise of the Termination Right prior to the required notice date, the Termination Right shall be deemed waived and of no further force and effect. If Tenant gives timely notice of exercise of the Termination Right but fails to timely pay the Termination Fee to Landlord when due, Landlord may at its option either (i) deem the Termination Right waived and of no further force and effect or (ii) enforce the termination of the Lease, effective as of the Termination Date, and Tenant’s obligation to pay the Termination Fee. The provisions of this paragraph shall survive the expiration or termination of this Lease.
2. Notwithstanding the foregoing, Landlord shall have the option to revoke and nullify any purported exercise of the Termination Right by Tenant if at the time of exercise or thereafter Tenant is in monetary default under the Lease.
3. The “Termination Fee” shall be an amount equal to the sum of the following:
A.	the unamortized portion of the Lease Costs (as hereinafter defined) as of the Termination Date; and

B.	one (1) monthly installment of Base Rent and Additional Rent.
     “Lease Costs” shall mean all unamortized actual construction costs, architectural and engineering fees, leasing commissions (both internal and external), cabling design and installation costs, Excused Rent and other costs, if any, incurred by Landlord in connection with Tenant’s lease of the Premises, specifically including, but not limited to, the Allowance granted to Tenant. For purposes of calculating Lease Costs, each component or item of Lease Costs will be deemed to be amortized in equal monthly installments over the remaining Lease term(s) applicable to the space(s) in question at the rate of ten percent (10%) per annum beginning on the date that such component or item of Lease Costs was actually paid by Landlord.
C-1

Cullen Allen Holdings, L.P.
(“Landlord”)
Bluestem Pipeline, LLC
(“Tenant”)
Suite #3650
Three Allen Center
Office Lease

Table of Contents

1.	BASIC LEASE PROVISIONS	1
2.	DEFINITIONS	2
3.	TERM	3
4.	RENT	5
5.	USE & OCCUPANCY	8
6.	SERVICES & UTILITIES	8
7.	REPAIRS	11
8.	ALTERATIONS	11
9.	INSURANCE	12
10.	DAMAGE OR DESTRUCTION	14
11.	INDEMNITY	16
12.	CONDEMNATION	16
13.	TENANT TRANSFERS	16
14.	LANDLORD TRANSFERS	19
15.	DEFAULT AND REMEDIES	20
16.	SECURITY DEPOSIT	22
17.	MISCELLANEOUS	23
 i

List of Exhibits

ii

Lease
     Landlord and Tenant enter into this Lease (“Lease”) as of the Execution Date on the following terms, covenants, conditions and provisions:
1.	BASIC LEASE PROVISIONS
1.1	Basic Lease Definitions. In this Lease, the following defined terms have the meanings indicated.

(a)	Execution Date: March 14, 2007.

(b)	Landlord: Cullen Allen Holdings, L.P., a Delaware limited partnership.

(c)	Tenant: Bluestem Pipeline, LLC, a Delaware limited liability company.

(d)	Building: Three Allen Center, 333 Clay Street, Houston, Texas 77002, deemed to contain: 1,194,719 RSF.

(e)	Premises: Suite #3650, located on the Thirty-Sixth (36th) floor of the Building (as identified on Exhibit “A”) and deemed to contain: 3,433 RSF.

(f)	Use: General non-governmental administrative office use consistent with that of a first-class office building.

(g)	Scheduled Term: 60 Months.

(h)	Scheduled Commencement Date: April 1, 2007.

(i)	Base Rent: The following amounts payable in accordance with Article 4:

Beginning	Ending	Annual Base Rent	Annual	Monthly
month	Month	per RSF	Base Rent	Base Rent
1	60	$18.50	$63,510.50	$5,292.54
This is a “Net” Lease as opposed to a “Gross” Lease, which will require Tenant to pay an additional amount for Taxes and Expenses, PROJECTED TO BE $10.97 PER RSF PER YEAR FOR CALENDAR YEAR 2007 OR AN ESTIMATED AMOUNT OF $3,138.33 PER MONTH TO BE PAID IN ADDITION TO BASE RENT.
(j)	[Intentionally Omitted].

(k)	Tenant’s Share: 0.28735%.

(l)	Tenant’s Trade Name: Quest Midstream.

(m)	Security Deposit: Letter of Credit, initially in the amount of $124,607.03, subject to annual decreases pursuant to Article 16.

(n)	Notice Addresses: For each party, the following address(es):

For Landlord:	For Tenant:

Cullen Allen Holdings, L.P.	Bluestem Pipeline, LLC
c/o BrookField Properties	Three Allen Center
1200 Smith Street, Suite 1200	333 Clay Street, Suite 3650
Houston, Texas 77002	Houston, Texas 77002
Attention: Property Manager
Two Allen Center – Bluestem Pipeline, LLC
Lease

For Landlord:	For Tenant:
with a copy to:	With a copy to:

Cullen Allen Holdings, L.P.	The Staubach Company
c/o Brookfield Properties	Riverway, Suite 2500
1200 Smith Street, Suite 1200	Houston, Texas 77056
Houston, Texas 77002 Attn: Executive Vice President	Attn: Lucian Bukowski
(o)	Parking Permits: 3 “must-take” and up to 2 additional permits, pursuant to Exhibit “D”.

(p)	Brokers: The Staubach Company. Landlord will pay Broker a commission, but only to the extent that Landlord has agreed to do so pursuant to a separate agreement between Landlord and Broker.

(q)	Liability Limit:	$5,000,000 for any one accident or occurrence.

(r)	Business Hours:	From 7:00 a.m. to 7:00 p.m. on Monday through Friday and from 7:00 a.m. to 1:00 p.m. on Saturday, excepting: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and other legal holidays commonly observed in similar class office buildings in the locale of the Building (“Holidays”).
(s)	Allowance: up to $25.00 per RSF of the Premises (up to a total of $85,825.00), pursuant to Exhibit “F”.

(t)	Right of First Refusal in accordance with Exhibit “G”.

(u)	Renewal Option in accordance with Exhibit “H”.

(v)	Expansion Option in accordance with Exhibit “I”.
2. DEFINITIONS
     2.1 Project. The Land, Building, Common Areas and Premises (as defined in §1 and below) are collectively referred to as the “Project.”
     2.2 Land. “Land” means the real property on which the Building and Common Areas are located, including easements and other rights that benefit or encumber the real property. Landlord’s interest in the Land may be in fee or a leasehold. The Land may be expanded or reduced after the Execution Date. A legal description of the Land is attached hereto as Exhibit “C”.
     2.3 Base Building. “Base Building” means Building Structure and Mechanical Systems, collectively, defined as follows:
(a)	Building Structure. “Building Structure” means the structural components in the Building, including foundations, floor and ceiling slabs, roofs, exterior walls, exterior glass and mullions, columns, beams, shafts and emergency stairwells. The Building Structure excludes the Leasehold Improvements (and similar improvements to other premises) and the Mechanical Systems.

(b)	Mechanical Systems. “Mechanical Systems” means the mechanical, electronic, electric, physical or informational systems generally serving the Building or Common Areas, including the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, fire/life safely systems.
     2.4 Common Areas. Tenant will have a non-exclusive right to use the Common Areas subject to the terms of this Lease. “Common Areas” means those interior and exterior common and public areas on the Land and in the Building (and appurtenant easements) designated by Landlord for the non-exclusive use by Tenant in common with Landlord, other tenants and occupants, and their employees, agents and invitees. The Common Areas includes parking facilities serving the Building that are owned or leased by Landlord.
     2.5 Premises. Landlord leases to Tenant the Premises subject to the terms of this Lease. Except as provided elsewhere in this Lease, by taking possession of the Premises Tenant accepts the Premises in its “as is”
Two Allen Center – Bluestem Pipeline, LLC
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condition and with all faults, and the Premises is deemed in good order, condition, and repair except (a) for reasonable “punch list” items identified in writing by Tenant within ten (10) days after Landlord tenders possession of the Premises; (b) latent defects discovered and identified by written notice to Landlord within one hundred eighty (180) days after Landlord tenders possession of the Premises; and (c) that Landlord will construct the Leasehold Improvements to the Premises, if any, as described in the Work Letter, attached hereto as Exhibit “F”. The Premises includes the Leasehold Improvements and excludes certain areas, facilities and systems, as follows:
(a)	Leasehold Improvements. “Leasehold Improvements” means all non-structural improvements in the Premises or exclusively serving the Premises, and any structural improvements to the Building made to accommodate Tenant’s particular use of the Premises. The Leasehold Improvements may exist in the Premises as of the Execution Date, or be installed by Landlord or Tenant under this Lease at the cost of either party. The Leasehold Improvements include: (1) interior walls and partitions (including those surrounding structural columns entirely or partly within the Premises); (2) the interior one-half of walls that separate the Premises from adjacent areas designated for leasing; (3) the interior drywall on exterior structural walls, and walls that separate the Premises from the Common Areas; (4) stairways and stairwells connecting parts of the Premises on different floors, except those required for emergency exiting;(5) the frames, casements, doors, windows and openings installed in or on the improvements described in (1-4), or that provide entry/exit to/from the Premises; (6) all hardware, fixtures, cabinetry, railings, paneling, woodwork and finishes in the Premises or that are installed in or on the improvements described in (1-5); (7) if any part of the Premises is on the ground floor, the ground floor exterior windows (including mullious, frames and glass); (8) integrated ceiling systems (including grid, panels and lighting); (9) carpeting and other floor finishes; (10) kitchen, rest room, lavatory or other similar facilities that exclusively serve the Premises (including plumbing fixtures, toilets, sinks and built-in appliances); and (11) the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, fire/life safety, and other mechanical, electronic, physical or informational systems that exclusively serve the Premises, including the parts of each system that are connected to the Mechanical Systems from the common point of distribution for each system to and throughout the Premises.

(b)	Exclusions from the Premises. The Premises does not include: (1) any areas above the finished ceiling or integrated ceiling systems, or below the finished floor coverings that are not part of the Leasehold Improvements, (2) janitor’s closets, (3) stairways and stairwells to be used for emergency exiting or as Common Areas, (4) rooms for Mechanical Systems or connection of telecommunications equipment, (5) vertical transportation shafts, (6) vertical or horizontal shafts, risers, chases, flues or ducts, and (7) any easements or rights to natural light, air or view. Notwithstanding the forgoing provisions, Tenant’s telecommunications and data cabling and related equipment in any area shall remain the Tenant’s personal property and Tenant, at Tenant’s sole cost and expense, shall remove such by the Expiration Date and repair all damage caused by such removal.
     2.6 Building Standard. “Building Standard” means the minimum or exclusive type, brand, quality or quantity of materials Landlord reasonably designates for use in the Building from time to time.
     2.7 Tenant’s Personal Property. “Tenant’s Personal Property” means those trade fixtures, furnishings, equipment, work product, inventory, stock-in-trade and other personal property of Tenant that are not permanently affixed to the Project in a way that they become a part of the Project and will not, if removed, impair the value of the Leasehold Improvements that Tenant is required to deliver to Landlord at the end of the Term under §3.3.
     2.8 Rentable Square Feet (“RSF”). The defined term“RSF” means Rentable Square Feet. RSF includes the actual number of usable square feet times a multiple to account for certain areas in the Building and the leased floors which benefit the Premises. The following add-on factor applies to the floor on which the Premises are located: 24.64%.
3. TERM
     3.1 Term. “Term” means the period that begins on the Commencement Date and ends on the Expiration Date, subject to renewal, extension or earlier termination as may be further provided in this Lease. “Month” means a full calendar month of the Term.
     (a) Commencement Date. The “Commencement Date” means the date that is the earlier of:
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(1)	The day that Tenant first conducts business in any part of the Premises; or

(2)	The later of:
(A)	The Scheduled Commencement Date, or

(B)	The day that Landlord tenders the Premises to Tenant with Landlord’s Work substantially complete or that date that Landlord would have tendered possession of the Premises but for delay caused by Tenant.
(b)	Expiration Date. “Expiration Date” means the date that is the last day of the Scheduled Term (plus that many additional days required for the Expiration Date to be the last day of a calendar month) after the Commencement Date.

(c)	Early Occupancy. Tenant may not enter the Premises for any purpose until Landlord tenders possession of the Premises to Tenant. If Tenant conducts business in any part of the Premises before the Scheduled Commencement Date, Tenant will pay Base Rent for that period at the rate for the first Month that Base Rent is due, without discount or excuse.

(d)	Late Occupancy. If Landlord fails to lender possession of the Premises to Tenant by the Scheduled Commencement Date due to delay caused by Tenant or Force Majeure, Landlord will not be in default of this Lease.

(e)	Confirmation of Term. Landlord shall notify Tenant of the Commencement Date using a Notice of Lease Term (“NLT”) in the form attached to this lease as Exhibit “E”. If the information set forth in the NLT is correct, Tenant shall execute and deliver to Landlord the NLT within 10 business days after its receipt, but Tenant’s failure to do so will not reduce Tenant’s obligations or Landlord’s rights under this Lease.
     3.2 Holdover. If Tenant keeps possession of the Premises after the Expiration Date (or earlier termination of this Lease) without Landlord’s prior written consent (a “Holdover”), (which may be withheld in its sole discretion), then in addition to the remedies available elsewhere under this Lease or by law, Tenant will be a tenant-at-sufferance and must comply with all of Tenant’s obligations under this Lease, except that for each Month of Holdover Tenant will pay 150% of the monthly Base Rent payable at the end of the Term, without proration for any partial Month of Holdover. Tenant shall indemnify and defend Landlord from and against all claims and damages, both consequential and direct, that Landlord suffers due to Tenant’s failure to return possession of the Premises to Landlord at the end of the Term. Landlord’s deposit of Tenant’s Holdover payment will not constitute Landlord’s consent to a Holdover, or create or renew any tenancy.
     3.3 Condition on Expiration.
(a) Return of the Premises. At the end of the Term, Tenant will return possession of the Premises to Landlord vacant, free of Tenant’s Personal Property, in broom-clean condition, and with all Leasehold Improvements in good working order and repair (excepting ordinary wear and tear), except that Landlord may require Tenant, by notice of at least 30 days before the expiration of the Term, to remove any Tenant’s Wiring, or item of Leasehold Improvements or Alterations, and restore the Premises damaged by removal, if either:
(1)	When Landlord approved the installation of the improvement, Landlord reserved in writing Landlord’s right to have Tenant remove the improvement at the end of the Term; or

(2)	Tenant failed to obtain Landlord’s written consent under §8.1(a) for an item of Alterations to become part of the Premises.
(b) Correction by Landlord. If Tenant fails to return possession of the Premises to Landlord in the condition required under (a), then Tenant shall reimburse Landlord for the reasonable costs incurred by Landlord to put the Premises in the condition required under (a), plus Landlord’s standard administration fee.
(c) Abandoned Property. Tenant’s Personal Property left behind in the Premises after the end of the Term will be considered abandoned and Landlord may move, store, retain or dispose of these items at Tenant’s cost, including Landlord’s standard administration fee. As used in this Lease, “Landlord’s standard administration” fee is fifteen percent (15%).
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4. RENT
     4.1 Base Rent. Tenant shall prepay 1 month’s installment of Base Rent by the Execution Date, to be applied against Base Rent first due under this Lease. During the Term, Tenant shall pay all other Base Rent in advance, in monthly installments, by the 1st of each calendar month. Base Rent for any partial month will be prorated.
     4.2 Additional Rent. Tenant’s obligation to pay Taxes and Expenses under this §4.2 is referred to in this Lease as “Additional Rent.”
(a)	Taxes. For each full or partial calendar year during the Term, Tenant shall pay as in the manner described below the Tenant’s Share of the amount of the Taxes. “Taxes” means the total costs incurred by Landlord for: (1) real and personal properly taxes and assessments (including ad valorem and special assessments) levied on the Project and Landlord’s personal property used in connection with the Project; (2) taxes on rents or other income derived from the Building; (3) capital and place- of-business taxes; (4) taxes, assessments or fees in lieu of the taxes described in (1-3); and (5) the reasonable costs incurred to reduce the taxes described in (1-4). Taxes excludes net income taxes and taxes paid under §4.3. The parties acknowledge that the 2006 session of the Texas Legislature revamped the Property Tax Code and the terms and conditions of this Lease shall be liberally construed in order to allow any taxes which previously and historically were charged on an ad valorem basis but converted to another system of taxation (even if it is a system of taxation otherwise excluded under this Section 4.2) to be charged as a Taxes under the Lease.

(b)	Expenses. For each full or partial calendar year during the Term, Tenant shall pay in the manner described below the Tenant’s Share of the Expenses. “Expenses” means the total costs incurred by Landlord to operate, manage, administer, equip, secure, protect, repair, replace, refurbish, clean, maintain, decorate and inspect the Project, including a market fee to manage the Project of no more than four percent (4%) of the gross revenue of the Project (Landlord currently charges three percent (3%). Expenses that vary with occupancy will be calculated as if the Building is 100% occupied and operating and all such services are provided to all tenants. The estimated Expenses and Taxes for calendar year 2007 are $10.97 per RSF which would mean that Tenant would pay a monthly amount of $3,138.33 as Tenant’s Share of Taxes and Expenses over and above in addition to the monthly Base Rent of $5,292.54 indicated above.
(1)	Expenses include:
(A)	Standard Services provided under §6,1 ;

(B)	Repairs and maintenance performed under §7.2;

(C)	The cost of casualty, liability, terrorism, fidelity, rent and all other insurance (including deductibles paid) for the Project;

(D)	Wages, salaries and benefits of personnel to the extent they render services to the Project;

(E)	Costs of operating the Project management office (including reasonable rent);

(F)	The Project’s fair pro rata share of certain landscaping and related expenses to maintain Antioch Park and similarly situated adjoining green space;

(G)	Amortization installments of costs required to be capitalized and incurred:
(i)	To comply with insurance requirements or laws (“Mandated Expenses”);

(ii)	That are reasonably calculated to reduce other Expenses or the rate of increase in other Expenses (“Cost-Saving Expenses”); or

(iii)	That are reasonably calculated to improve or maintain the safety, health or access of Project occupants, and otherwise maintain the quality, appearance, or integrity of the Project (“Quality Expenses”).
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(2)	Expenses exclude:
(A)	Taxes;

(B)	Mortgage payments (principal and interest), and ground lease rent;

(C)	Commissions, advertising costs, attorney’s fees and costs of improvements in connection with leasing space in the Building;

(D)	Costs reimbursed by insurance proceeds or tenants of the Building (other than as Additional Rent);

(E)	Depreciation;

(F)	Except for the costs identified in §4.2(b)(l)(G), any capitalized costs;

(G)	Collection costs and legal fees paid in disputes with tenants;

(H)	Costs to maintain and operate the entity that is Landlord (as opposed to operation and maintenance of the Project);

(I)	Installments of costs amortized under subsection (c) of this §4.2;

(J)	Costs related to monitoring, testing, removal, cleaning, abatement or containment of any significant quantities of hazardous materials from the Building;

(K)	Costs to correct material defects in the construction of the Building, except to the extent such are provided in Section 4.2(b)(1)(B);

(L)	Costs incurred to add or delete floors from the Common Areas;

(M)	Any fines, penalties, late charges or liquidated damages and related interest imposed on Landlord to the extent such are not incurred due to the actions of Tenant, which shall be paid in full by Tenant;

(N)	Cash charitable contributions in excess of $10,000 per year; and

(T)	Reserves to the extent such do not pertain to regular and recurring costs.
(c)	Amortization and Accounting Principles.
(1)	Each item of Mandated Expenses and Quality Expenses will be fully amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over the number of years that Landlord reasonably projects the item of Expenses will be productive for its intended use, without replacement, but properly repaired and maintained.

(2)	Each item of Cost-Saving Expenses will be fully amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over the number of years that Landlord reasonably estimates for the present value of the projected savings in Expenses (discounted at the Amortization Rate) to equal the cost.

(3)	Any item of Expenses of significant cost that is not required to be capitalized but is unexpected or does not typically recur may, in Landlord’s discretion, be amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over a number of years reasonably determined by Landlord in substantial accordance with GAAP.

(4)	“Amortization Rate” means the prime rate of Citibank, N.A. (or a comparable financial institution selected by Landlord), plus 3%.

(5)	Landlord will otherwise use sound real estate accounting and management principles, consistently applied, to determine Additional Rent. To the extent applicable, Landlord will use GAAP to the extent such is commonly applied.
(d)	Estimates. Landlord will reasonably estimate Additional Rent each calendar year. Tenant will pay the estimated Additional Rent in advance, in monthly installments, by the first day of each month, until the estimate is revised by Landlord. Landlord may reasonably revise its estimate during a calendar
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year and Tenant will pay the monthly installments after the revision based on the revised estimate. The aggregate estimates of Additional Rent paid by Tenant in a calendar year is the “Estimated Additional Rent.”

(e)	Settlement. As soon as practical after the end of each calendar year that Additional Rent is payable, Landlord will give Tenant a statement of the actual Additional Rent for the calendar year. The statement of Additional Rent is conclusive, binds Tenant, and Tenant waives all rights to contest the statement, except for items of Additional Rent to which Tenant objects by notice to Landlord given within 90 days after receipt of Landlord’s statement; however, Tenant’s objection will not relieve Tenant from its obligation to pay Additional Rent pending resolution of any objection. If the Additional Rent exceeds the Estimated Additional Rent for the calendar year, then Tenant shall pay the underpayment to Landlord in a lump sum as Rent within 30 days after receipt of Landlord’s statement of Additional Rent. If the Estimated Additional Rent exceeds the Additional Rent for the calendar year, then Landlord shall credit the overpayment against Rent next due. If an overpayment of Additional Rent is outstanding upon the expiration or sooner termination of this Lease, Landlord shall refund such overpayment to Tenant within 30 days after the date that Landlord completes its statement of the actual Additional Rent for the applicable calendar year.

(f)	Landlord shall maintain complete and accurate books and records detailing all Expenses and Taxes for the immediately preceding calendar year. Landlord may keep the books and records at the Building or at Landlord’s regional office. If Tenant objects to items in Landlord’s statement of actual Additional Rent for the calendar year, then Tenant and/or its representatives (which shall be members of one of the “Big Four” accounting firms and shall not be compensated on a contingency fee basis for this audit) shall have the right, at Tenant’s expense, to examine (but not to copy), and audit during normal business hours, Landlord’s books and records pertaining to the objected to items in the Expenses and Taxes for the preceding calendar year to enable Tenant to verify the accuracy thereof. The results of such audit shall be certified by a “Big Four” accounting firm, at Tenant’s expense. Landlord shall reasonably cooperate with Tenant in any such examination. Any overpayment by Tenant shall be credited to Tenant and any undercharge shall be paid by Tenant as soon as reasonably possible. Failure by Tenant to contest or dispute the allocation of Additional Rent within ninety (90) days after the date of the statement of the actual Additional Rent for the calendar year is submitted to Tenant (a) is deemed a waiver of the applicable audit or dispute right and any right to contest the Additional Rent charges (undercharges or overcharges) for the applicable Lease year; (b) is deemed acceptance of the Additional Rent charges as submitted to and reviewed by Tenant; and (c) CONSTITUTES FULL RELEASE OF LANDLORD BY TENANT FOR ANY OVERCHARGES of Additional Rent more than one year old. The foregoing provisions shall survive termination or expiration of the Lease. Tenant shall not be entitled to conduct such an audit if Tenant is otherwise in default under this Lease, beyond any applicable notice and cure provision.
     4.3 Other Taxes. Upon demand, Tenant will reimburse Landlord for taxes paid by Landlord on (a) Tenant’s Personal Property, (b) Rent, (c) Tenant’s occupancy of the Premises, or (d) this Lease. If Tenant cannot lawfully reimburse Landlord for these taxes, then the Base Rent will be increased to yield to Landlord the same amount after these taxes were imposed as Landlord would have received before these taxes were imposed.
     4.4 Terms of Payment. “Rent” means all amounts payable by Tenant under this Lease and the exhibits, including Base Rent and Additional Rent. If a time for payment of an item of Rent is not specified in this Lease, then Tenant will pay Rent within 30 days after receipt of Landlord’s statement or invoice. Unless otherwise provided in this Lease, Tenant shall pay Rent without notice, demand, deduction, abatement or setoff, except as otherwise specifically set forth herein, in lawful U.S. currency. Landlord will send invoices payable by Tenant to Tenant; however, neither Landlord’s failure to send an invoice nor Tenant’s failure to receive an invoice for Base Rent (and installments of Estimated Additional Rent) will relieve Tenant of its obligation to timely pay Base Rent (and installments of Estimated Additional Rent). Each partial payment by Tenant shall be deemed a payment on account. No endorsement or statement on any check or any accompanying letter shall constitute an accord and satisfaction, affect Landlord’s right to collect the full amount due, or require Landlord to apply any payment to other than Rent earliest due. No payment by Tenant to Landlord will be deemed to extend the Term or render any notice, pending suit or judgment ineffective. By notice to the other, each party may establish or change its billing address.
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     4.5 Late Payment. If Landlord does not receive all or part of any item of Rent when due, then Tenant shall pay Landlord a “Late Charge” of 5% of the overdue amount. Tenant agrees that the Late Charge is not a penalty, and will compensate Landlord for costs not contemplated under this Lease that are impracticable or extremely difficult to fix. Landlord’s acceptance of a Late Charge does not waive Tenant’s default.
     4.6 [Intentionally omitted].
     4.7 Waiver of Tenant Rights and Benefits Under Section 93.012, Texas Property Code. Landlord and Tenant are knowledgeable and experienced in commercial leasing transactions and agree that the provisions of this Lease for determining all charges, amounts, and Additional Rent payable by Tenant (including, without limitation, payments under this Section 4), are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. Accordingly, Tenant voluntarily and knowingly waives all rights and benefits of a tenant under Section 93.012, Texas Property Code, as such section now exists or as may be hereafter amended or succeeded. Nothing contained in this waiver however is intended to limit or impair Tenant’s audit rights granted hereunder, or except as otherwise expressly set forth in this Lease to the contrary, any other remedy available to Tenant under the Lease or law or in equity (other than Section 93.012, Texas Property Code). In addition, nothing in this §4.7 shall constitute a waiver of Tenant’s right to dispute and/or initiate a claim disputing Landlord’s methods of calculating or determining Expenses and/or Landlord’s calculation or determination of Additional Rent.
5. USE & OCCUPANCY
     5.1 Use. Tenant shall use and occupy the Premises only for the Use. Landlord does not represent or warrant that the Project is suitable for the conduct of Tenant’s particular business.
     5.2 Compliance with Laws and Directives.
(a)	Tenant’s Compliance. Subject to the remaining terms of this Lease, Tenant shall comply at Tenant’s expense with all directives of Landlord’s insurers or laws concerning:
(1)	The Leasehold Improvements and Alterations,

(2)	Tenant’s use or occupancy of the Premises,

(3)	Tenant’s employer/employee obligations,

(4)	A condition created by Tenant,

(5)	Tenant’s failure to comply with this Lease,

(6)	The negligence of Tenant, the Tenant Parties, or Tenant’s Affiliates or contractors, or

(7)	Any chemical wastes, contaminants, pollutants or substances that are hazardous, toxic, infectious, flammable or dangerous, or regulated by any local, state or federal statute, rule, regulation or ordinance for the protection of health or the environment (“Hazardous Materials”) that are introduced to the Project, handled or disposed by Tenant or its Affiliates, or any of their contractors.
(b)	Landlord’s Compliance. The cost of Landlord’s compliance with directives or orders of Landlord’s insurers or governing authorities concerning the Project, other than those that are Tenant’s obligation under subsection (a), will be included in Expenses to the extent allowed under §4.2.
     5.3 Occupancy. Tenant shall not interfere with Building services or other tenants’ rights to quietly enjoy their respective premises or the Common Areas. Tenant shall not make or continue nuisance, including any objectionable odor, noise, fire hazard, vibration, or wireless or electromagnetic transmission, Tenant will not maintain any Leasehold Improvements or use the Premises in a way that increases the cost of insurance required under §9.2, or requires insurance in addition to the coverage required under §9.2.
6. SERVICES & UTILITIES
     6.1 Standard Services.
(a)	Standard Services Defined. “Standard Services” means:
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(1)	Healing, ventilation and air-conditioning (“HVAC”) during Business Hours as reasonably required to comfortably use (in a temperature range that is consistent for a first-class office building) and occupy the Premises and interior Common Areas;

(2)	Tempered water from the public utility for use in Common Area restrooms;

(3)	Janitorial services to the Premises and interior Common Areas 5 days a week, except Holidays, to the extent reasonably determined by Landlord in a manner consistent with standards for first class office buildings in the Houston Central Business District;

(4)	Access to the Premises (by at least 1 passenger elevator if not on the ground floor);

(5)	Labor and materials (to the extent such are Building Standard) to replace fluorescent tubes and ballasts in Building Standard light fixtures in the Premises; and

(6)	Electricity from Landlord’s selected provider(s) for Common Areas lighting, Building Standard light fixtures in the Premises and to convenience outlets in the Premises for the operation of customary quantities and types of office equipment, however, the connected load will not exceed an average of 3.4 watts per rentable square foot of the Premises during Business Hours on an annual basis, subject to the following:
(i)	The electrical facilities in the Building available for Tenant’s use are (i) 277/480 volts, 3 phase, for large equipment loads and fluorescent lighting; and (ii) 120/208 volts, 3 phase, for small equipment loads and incandescent lighting.

(ii)	Landlord will provide the capacity in the Building’s electrical riser to supply (i) two (2) watts per square foot of Usable Area at 277/480 volts and (ii) four (4) watts per square foot of Usable Area at 120/208 volts. Collectively, Tenant shall not have a connected electrical design load greater than an average of six (6) watts per square foot of Usable Area within the Premises (“Building Standard Capacity”).

(iii)	The electrical cost component of Expenses is calculated on the basis of .34 kilowatt-hours per square foot of Usable Area in the Premises per month (“Building Standard Usage”). Tenant shall pay to Landlord, upon demand, the cost of the consumption of electricity in excess of the Building Standard Usage at rates determined by Landlord which shall be in accordance with any applicable laws, but not to exceed the cost of such consumption if Tenant were billed directly from the local utility provider. Landlord may, at its option, upon not less than thirty (30) days’ prior written notice to Tenant, discontinue the availability of any electrical service in excess of the Standard Building Capacity or Standard Building Usage. If Landlord gives any such notice, Tenant will contract directly with the applicable public utility for the supplying of such electrical service to the Premises.

(iv)	All of Tenant’s electrical usage, with the exception of one (1) 277 volt, 2x4 Building Standard fluorescent light fixture per 80 square feet of Usable Area, shall be metered by a Building Standard consumption meter.

(v)	Tenant shall pay for all costs of meters, submeters, wiring, risers, transformers, electrical panels, air conditioning and other items necessary to accommodate Tenant’s electrical design loads and capacities, which may be charged to the Allowance, if any. Notwithstanding the foregoing, Landlord may refuse to allow installation and withhold consent for Tenant’s installation of any meters, submeters, wiring, risers, transformers, electrical panels, or air conditioning and other items if, in Landlord’s sole judgment, the same are not reasonable or would cause damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs to the Building or the Premises, or would interfere with or create or constitute a disturbance to other tenants or occupants of the Building.
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(b)	Standard Services Provided. During the Term, Landlord shall provide the Standard Services to Tenant. The cost of the Standard Services is included in Expenses. Landlord is not responsible for any inability to provide Standard Services due to either: the concentration of personnel or equipment in the Premises; or Tenant’s use of equipment in the Premises that is not customary office equipment, has special cooling requirements, or generates excessive heat, as determined in Landlord’s reasonable discretion.

(c)	Impermissible REIT Income. For so long as the entity specified in §1.1(b) (or an affiliate or REIT- qualified successor in interest of such entity) shall be the Landlord under this Lease, any services required to be provided to Tenant under this Lease that may result in the actual or constructive receipt by Landlord (or any member of Landlord) of impermissible tenant service income as described in Section 856(d)(7) of the Internal Revenue Code shall be performed by Brookfield Properties Tenant Services LLC, a Delaware limited liability company (or its designated successors or assigns).
     6.2 Additional Services. Unless Tenant obtains Landlord’s prior written consent, Tenant will not use utilities or services in excess of the Standard Services. If Landlord so consents, Landlord may provide utilities and services in excess of the Standard Services subject to the following:
(a)	HVAC. If Tenant requests HVAC service to the Premises during non-Business Hours, Tenant will pay as Rent Landlord’s scheduled rate for this service, which are currently $35.00 per hour, per air handler.

(b)	Lighting. Landlord will furnish both Building Standard and non-Building Standard lamps, bulbs, ballasts and starters that are part of the Leasehold Improvements. Landlord will install non-Building Standard items at Landlord’s scheduled rate for this service.

(c)	Other Utilities and Services. Tenant will pay as Rent the cost of utilities or services (other than HVAC and lighting addressed in (a) and (b)) either used by Tenant or provided at Tenant’s request in excess of that provided as part of the Standard Services, plus Landlord’s standard administration fee. Tenant’s excess consumption may be reasonably estimated by Landlord unless either Landlord requires or Tenant elects to install Building Standard meters to measure Tenant’s consumption.

(d)	Additional Systems and Metering. Landlord may require Tenant, at Tenant’s expense, to upgrade or modify existing Mechanical Systems serving the Premises or the Leasehold Improvements to the extent necessary to meet Tenant’s excess requirements (including installation of Building Standard meters to measure the same).
     6.3 Alternate Electrical Billing. Landlord may elect to separately meter Tenant’s total consumption of electricity in the Premises, including lighting and convenience outlets. If Landlord so elects, then Landlord shall notify Tenant of such election and in lieu of including consumption of electricity of tenanted premises in Expenses, Tenant shall pay to Landlord as Rent the cost of Tenant’s electricity consumption, plus (i) Landlord’s standard administration fee and (ii) electrical expenses allocable to Common Area and other non-leasable RSF in the Building (provided that to the extent such amount is included in Expenses, it shall not be separately billed).
     6.4 Telecommunication Services. Tenant will contract directly with third party providers and will be solely responsible for paying for all telephone, data transmission, video and other telecommunication services (“Telecommunications Services”) subject to the following:
(a)	Providers. Each Telecommunication Services provider that does not already provide service to the Building shall be subject to Landlord’s approval, which Landlord may withhold in Landlord’s sole discretion. Without liability to Tenant, the license of any Telecommunication Services provider servicing the Building may be terminated under the terms of the license, or not renewed upon the expiration of the license.

(b)	Tenant’s Wiring. Landlord may, in its sole discretion, designate the location of all wires, cables, fibers, equipment, and connections (“Tenant’s Wiring”) for Tenant’s Telecommunication Services, restrict and control access to telephone cabinets and rooms. Tenant may not use or access the Base Building, Common Areas or roof for Tenant’s Wiring without Landlord’s prior written consent, which Landlord may withhold in Landlord’s sole discretion, or for which Landlord may charge a fee determined by Landlord.
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(c)	No Beneficiaries. This §6.4 is solely for Tenant’s benefit, and no one else shall be considered beneficiary of these provisions.
     6.5 Special Circumstances. Without breaching this Lease, Landlord may interrupt, limit or discontinue any utility or services Landlord provides under this Article 6 under any of the following circumstances: (a) in an emergency; (b) to comply with laws or to conform to voluntary government or industry guidelines; and (c) to repair or maintain the Project under §7.2; or (d) modify, renovate or improve the Project under §8.2, subject to the terms of Section 6.6 below. Landlord shall use its commercially reasonable efforts to minimize the impact of such interruption, limitation or discontinuance on Tenant, and shall restore such utility or service as soon as reasonably possible under the circumstances.
     6.6 Interruption of Services. Except for the circumstances set forth in Section 6.5(a), (b) and (c), if there is an interruption of the services described in 6.1 (a) (1), (2), (4) and/or (6) (the “Essential Services”) and such interruption is not the result of negligence or willful misconduct of Tenant, its agents or employees, and if such interruption continues for a period of five (5) consecutive business days or thirty (30) business days in any one (1) twelve month period after receipt by Landlord of written notice from Tenant, Tenant shall be entitled to an abatement of rent from the sixth (6th) consecutive day with respect to that portion of the Premises rendered unusable, and which Tenant does not actually use, by Tenant as a result of such interruption, until such time as such Essential Services are restored.
7. REPAIRS
     7.1 Tenant’s Repairs. Except as provided in Articles 10 and 12, during the Term Tenant shall, at Tenant’s cost, repair, maintain and replace, if necessary, the Leasehold Improvements and keep the Premises in good order, condition and repair. Tenant’s work under this §7.1 must be (a) approved by Landlord before commencement, (b) supervised by Landlord at Tenant’s cost, If Landlord so reasonably requires, and (c) performed in a first-class manner with materials of at least Building Standard.
     7.2 Landlord’s Repairs. Except as provided in Articles 10 and 12, during the Term Landlord shall repair, maintain and replace, if necessary, all parts of the Project that are not Tenant’s responsibility under §7.1 or any other tenant’s responsibility under their respective lease, and otherwise keep the Project in good order and condition according to the standards prevailing for comparable first-class office buildings in the area in which the Building is located. Except in an emergency, Landlord will use commercially reasonable efforts to avoid disrupting Tenant’s business in performing Landlord’s duties under this §7.2. Tenant may not repair or maintain the Project on Landlord’s behalf or offset any Rent for any repair or maintenance of the Project that is undertaken by Tenant.
8. ALTERATIONS
     8.1 Alterations by Tenant. “Alterations” means any modifications, additions or improvements to the Premises or Leasehold Improvements made by Tenant during the Term, including modifications to the Base Building or Common Areas required by law as a condition of performing the work. Alterations are made at Tenant’s sole cost and expense, subject to the following:
(a)	Consent Required. All Alterations require Landlord’s prior written consent, except for cosmetic changes solely within the Premises, which do not affect the Base Building or Common Areas and which cost less than $5,000, in the aggregate over a six (6) month period. If a Design Problem exists, Landlord may withhold its consent in Landlord’s sole discretion; otherwise, Landlord will not unreasonably withhold, condition or delay its consent. Unless Tenant obtains Landlord’s prior written consent to the Alterations becoming part of the Premises to be tendered to Landlord on termination of the Lease, Landlord may require Tenant to remove Alterations and restore the Premises under §3.3 upon termination of this Lease.

(b)	Design Problem Defined. “Design Problem” means a condition that results, or will result, from work proposed, being performed or that has been completed that either:
(1)	Does not comply with laws;

(2)	Does not meet or exceed the Building Standard;

(3)	Exceeds the capacity, adversely affects, is incompatible with, or impairs Landlord’s ability to maintain, operate, alter, modify or improve the Base Building;
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(4)	Affects the exterior appearance of the Building or Common Areas;

(5)	Violates any agreement affecting the Project;

(6)	Violates any insurance regulations or standards for a fire-resistive office building; or

(7)	Locates any equipment, Tenant’s Wiring or Tenant’s Personal Property on the roof of the Building, in Common Areas or in telecommunication or electrical closets.
(c)	Performance of Alterations. Alterations shall be performed by Tenant in a good and workman-like manner according to plans and specifications approved by Landlord. All Alterations shall comply with law and insurance requirements. Landlord’s designated contractors must perform Alterations affecting the Base Building or Mechanical Systems; and, all other work will be performed by qualified contractors that meet Landlord’s insurance requirements and are otherwise reasonably approved by Landlord. Promptly after completing Alterations, Tenant will deliver to Landlord “as-built” CADD plans, proof of payment, a copy of the recorded notice of completion, and all unconditional lien releases.

(d)	Bonding. If requested by Landlord, before commencing Alterations Tenant shall at Tenant’s cost obtain bonds, or deposit with Landlord other security reasonably acceptable to Landlord for the payment and completion of the Alterations. These bonds or other security shall be in form and amount acceptable to Landlord, not to exceed 125% of the cost of completion.

(e)	Insurance. Throughout the performance of Alterations, Tenant shall carry worker’s compensation insurance in statutory limits, “all risk” Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Project, under which Landlord and its agent and any Encumbrance holder whose name and address have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

(f)	Alterations Fee. Tenant shall pay Landlord as Rent 5% of the total construction costs of the Alterations to cover review of Tenant’s plans and construction coordination by its own employees. In addition, Tenant shall reimburse Landlord for the actual cost that Landlord reasonably incurs to have engineers, architects or other professional consultants review Tenant’s plans and work in progress, or inspect the completed Alterations.
     8.2 Alterations by Landlord. Landlord may modify, renovate or improve the Land, Building, and Common Areas (but not the Premises) as Landlord deems appropriate, provided Landlord uses commercially reasonable efforts to avoid disrupting Tenant’s business.
     8.3 Liens and Disputes. Tenant will keep title to the Land and Building free of any liens concerning the Leasehold Improvements, Alterations, or Tenant’s Personal Property, and will promptly take whatever action is required to have any of these liens released and removed of record (including, as necessary, posting a bond or other deposit). To the extent legally permitted, each contract and subcontract for Alterations will provide that no lien attaches to or may be claimed against the Project. Tenant will indemnify Landlord for costs that Landlord reasonably incurs because of Tenant’s violation of this §8.3.
9.	INSURANCE
     9.1 Tenant’s Insurance.
(a)	Tenant’s Coverage. Before taking possession of the Premises for any purpose (including construction of Tenant Improvements, if any) and during the Term, Tenant will provide and keep in force the following coverage:

(1) “all risk” property insurance (including coverage for terrorism), with a deductible reasonably acceptable to Landlord, covering all present and future Leasehold Improvements and Tenant’s Personal Property to a limit of not less than the full replacement cost thereof, and
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(2) commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, in respect of the Premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Encumbrance holder, defined in Section 14.2, whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $5,000,000 combined single limit for bodily injury and property damage liability in any one occurrence, and

(3) [Intentionally Omitted], and

(4) when Alterations are in process, the insurance specified in Section 8.1 (c).

(b)	Insurers and Terms. The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds, at least 10 days prior to the Commencement Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least 30 days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in Texas and rated by Best’s Insurance Reports or any successor publication of comparable standing as A/VIII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be cancelled, allowed to lapse or modified unless Landlord and any additional insureds are given at least 30 days’ prior written notice of such cancellation, lapse or modification. The proceeds of policies providing “all risk” property insurance of Leasehold Improvements and Tenant’s Personal Property shall be payable to Landlord, Tenant and each Encumbrance holder, defined in Section 14.2, as their interests may appear. Tenant shall cooperate with Landlord in connection with the collection of any insurance monies that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance monies. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 14.2 be increased by reasonable amounts under the circumstances, so that the amount thereof adequately protects Landlord’s interest.

(c)	Proof of Insurance. Tenant shall provide Landlord with certificates of insurance or other reasonable proof that the coverage required under (a) is in effect. Tenant will provide reasonable proof at least 30 days before any policy expires that the expiring policy will be replaced.

(d)	Compliance with Insurance Standards.

(1) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project. Tenant shall not do or permit anything to be done, or keep or permit anything to be kept, in the Premises which would subject Landlord or any Encumbrance holder, defined in Section 14.2, to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project.

(2) If, by reason of any failure of Tenant to comply with this Lease, the premiums on Landlord’s insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant.

(e)	Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Building in case of Landlord, and insuring Leasehold Improvements and Tenant’s Personal Property in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty
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covered by the policy before the casualty or (b) any other form of permission for the release of the other party. Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 9.1 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

9.2	Landlord’s Insurance.

(a)	Landlord’s Coverage. During the Term, Landlord will provide and keep in force the following coverage:
(1)	Commercial general liability insurance.

(2)	All risk insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) covering the full replacement cost of the Project improvements (excepting the Leasehold Improvements to be insured by Tenant). Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(3)	Insurance covering the perils described in (2) for Landlord’s loss of rental income or insurable gross profits. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(4)	Boiler and machinery insurance.

(5)	Other insurance that Landlord elects to maintain.
(b)	Terms. Each of the policies required under (a) will have those limits, deductibles, retentions and other terms that Landlord reasonably determines.
10.	DAMAGE OR DESTRUCTION
     10.1 Casualty. If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”) and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building and the Premises (but excluding Leasehold Improvements and Tenant’s Personal Property) (“Landlord’s Restoration Work”) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty and (ii) Tenant shall repair and restore in all Leasehold Improvements and Tenant’s Personal Property (“Tenant’s Restoration Work”) with reasonable dispatch after the Casualty. Notwithstanding anything to the contrary contained herein, if in Landlord’s sole discretion, it would be appropriate for safety reasons, health reasons or the efficient operation or restoration of the Building or the Premises for Landlord to perform all or a portion of Tenant’s Restoration Work on behalf of Tenant, then (x) Landlord shall give Tenant a notice specifying the portion of Tenant’s Restoration Work to be performed by Landlord (the “Specified Restoration Work”), (y) Landlord shall perform the Specified Restoration Work and (z) Tenant shall pay to Landlord within ten (10) days following the giving of Landlord’s written demand therefor (or Landlord shall retain from the insurance proceeds paid to Landlord in accordance with the last sentence of this Section 10.1) the cost of such Specified Restoration Work. The proceeds of insurance covering Leasehold Improvements shall be paid to Landlord, and, unless Landlord restores the Leasehold Improvements as part of the Specified Restoration Work, upon the completion of the repair and restoration of such Leasehold Improvements and the reoccupancy of the Premises by Tenant, Landlord shall disburse to Tenant the proceeds of insurance maintained by Tenant covering Leasehold Improvements up to the amount so expended by Tenant.
     10.2 Abatement. If all or part of the Premises shall be rendered untenantable by reason of a Casualty, the Base Rent and the Additional Rent under Section 4.2 shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earliest of (i) the date Landlord shall have substantially completed its repair and restoration of that portion of the Premises Landlord is required by this Lease to repair and restore (provided, that if Landlord would have completed its repair and restoration at an earlier date but for Tenant having failed to cooperate with Landlord in effecting such repairs or restoration or collecting
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insurance proceeds, then the Premises shall be deemed to have been repaired and restored on such earlier date and the abatement shall cease) or(ii) the date Tenant or any subtenant reoccupies a portion of the Premises (in which case the Base Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy) or (iii) the date the Premises is made tenantable (provided, that if the Premises would have been tenantable at an earlier date but for Tenant having failed to cooperate with Landlord in effecting repairs or restoration or collecting insurance proceeds, then the Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease). Notwithstanding any provision contained in this Lease to the contrary, (x) there shall be no abatement with respect to any portion of the Premises which has not been rendered untenantable by reason of a Casualty and which is accessible, whether or not other portions of the Premises are untenantable, and (y) any abatement of Rent applicable to any portion of the Premises which was rendered untenantable by reason of a Casualty shall cease on the earliest of the dates referred to in clauses (i), (ii) or (iii) of the preceding sentence provided such portion is accessible, whether or not other portions of the Premises remain untenantable. Landlord’s determination of the date such repair and restoration to the Premises shall have been substantially completed or the date the Premises is made tenantable shall be controlling unless Tenant disputes same by notice to Landlord given within 10 days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Rent. Nothing contained in this Section 10 shall relieve Tenant from any liability that may exist as a result of any Casualty.
     10.3 Termination. If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration shall require more than 270 days or the expenditure of more than 20% percent of the full insurable value of the Building (which, for purposes of this Section 10.3, shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty or (iii) more than 30% of the Premises shall be damaged or destroyed (as estimated in any such case by a reputable contractor, architect or engineer designated by Landlord), then in any such case Landlord may terminate this Lease by notice given to Tenant within 180 days after the Casualty. If this Lease is terminated as a result of a Casualty, Landlord shall be entitled to retain for its benefit the proceeds of insurance maintained by Tenant on the Leasehold Improvements.
     10.4 Reconstruction. Landlord shall not carry any insurance on Tenant’s Personal Property or on any Leasehold Improvements and shall not be obligated to repair or replace Tenant’s Personal Property or any Leasehold Improvements (whether or not installed by or at the expense of Landlord). Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Personal Property or any Leasehold Improvements. Tenant shall notify Landlord promptly of any Casualty in the Premises. In the event of a partial or total destruction of the Premises, Tenant shall as soon as practicable, whether or not Landlord shall have notified Tenant to remove the same, but in no event later than five (5) Business Days after receiving a notice from Landlord, remove any and all of Tenant’s Personal Property from the Premises or the portion thereof destroyed, as the case may be, and if Tenant does not promptly so remove Tenant’s Personal Property, Landlord, at Tenant’s expense, may discard the same or may remove Tenant’s Personal Property to a public warehouse for deposit or retain the same in its own possession and at its discretion may sell the same at either public auction or private sale, the proceeds of which shall be applied first to the expenses of removal, storage and sale, second to any sums owed by Tenant to Landlord, with any balance remaining to be paid to Tenant; if the expenses of such removal, storage and sale shall exceed the proceeds of any sale, Tenant shall pay such excess to Landlord upon demand. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the removal of Tenant’s Personal Property by Tenant or Landlord, as provided in this Section 10.4, or the performance by Landlord of Landlord’s Restoration Work or the Specified Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant in the event that Tenant fails to do so. Tenant shall promptly permit Landlord access to the Premises for the purpose of performing Landlord’s Restoration Work and, if applicable, the Specified Restoration Work.
     10.5 Express Agreement. This Section 10 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and any law, rule or regulation providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.
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11.	INDEMNITY
     11.1 Claims. “Claims” means any and all liabilities, losses, claims, demands, damages or expenses that are suffered, or incurred by a party, including attorneys’ fees reasonably incurred by that party in the defense or enforcement of the rights of that party.
     11.2 Tenant’s Indemnity.
(a)	Landlord’s Waivers. Landlord waives any Claims against Tenant and its Affiliates for perils insured or required to be insured by Landlord under subsections (2) and (3) of §9.2(a), except to the extent caused by the gross negligence or willful misconduct of Tenant or its Affiliates.

(b)	Tenant’s Indemnity. Unless waived by Landlord under (a), Tenant will indemnify and defend Landlord and its Affiliates and hold each of them harmless from and against Claims to the extent caused by:
(1)	Any accident or occurrence on or about the Premises, except to the extent caused by Landlord’s or its Affiliates’ gross negligence or willful misconduct;

(2)	Tenant’s or its Affiliates’ negligence or willful misconduct; or

(3)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Tenant in procuring this Lease.
     11.3 Landlord’s Indemnity.
(a)	Tenant’s Waivers. Tenant waives any Claims against Landlord and its Affiliates for:
(1)	Peril insured or required to be insured by Tenant under subsections (2), (3) and (4) of §9.1(a), except to the extent caused by the gross negligence or willful misconduct of Landlord or its Affiliates, but in no case including any special or consequential damages (such as interruption of business, loss of income, or loss of opportunity); or

(2)	Damage caused by any public utility, public work, other tenants or occupants of the Project, or persons other than Landlord; or

(3)	Damages in excess of the insurance Landlord maintains under §9.1.
(b)	Landlord’s Indemnity. Unless waived by Tenant under (a), Landlord will indemnify and defend Tenant and its Affiliates and hold each of them harmless from and against Claims arising from:
(1)	Landlord’s or its Affiliates’ gross negligence or willful misconduct; or

(2)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Landlord in procuring this Lease.
     11.4 Affiliates Defined. “Affiliates” means with respect to a party (a) that party’s partners, co-members and joint venturers, (b) each corporation or other entity that is a parent or subsidiary of that party, (c) each corporation or other entity that is controlled by or under common control of a parent of such party, and (d) the directors, officers, employees and agents of that party and each person or entity described in this
§11.4(a-c).
     11.5 Survival of Waivers and Indemnities. Landlord’s and Tenant’s waivers and indemnities under §11.2 and §11.3 will survive the expiration or early termination of this Lease.
12.	CONDEMNATION
     12.1 If there shall be a total taking of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Building (whether or not the Premises are affected by such taking), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority. If there shall be a taking of the Premises of such scope (but in no event less than 25% thereof) that the untaken part of the Premises would in Tenant’s reasonable judgment be uneconomic to operate, then Tenant may terminate this Lease and the term and estate
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granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Premises which does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.
     12.2 In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property and moving expenses, provided the same do not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term and do not reduce the amount available to Landlord or materially delay the payment thereof.
     12.3 If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.
     12.4 In the event of any taking which does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.
13. TENANT TRANSFERS
     13.1 Terms Defined.
(a)	Transfer Defined. “Transfer” means any:
(1)	Sublease of all or part of the Premises, or assignment, mortgage, hypothecation or other conveyance of an interest in this Lease;

(2)	Use of the Premises by anyone other than Tenant with Tenant’s consent;

(3)	Change in Tenant’s form of organization (e.g., a change from a partnership to limited liability company);

(4)	Transfer of 51% or more of Tenant’s assets, shares (excepting shares transferred in the normal course of public trading), membership interests, partnership interests or other ownership interests; or

(5)	Transfer of effective control of Tenant.
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     13.2 Prohibited Transfers. Tenant may not enter into a Transfer or other agreement to use or occupy the Premises that provides for rent or other compensation based in whole or in part on the net income or profits from the business operated in the Premises. Tenant may not enter into a Transfer if the proposed transferee is directly or indirectly related to the Landlord under §856, et seq. of the Internal Revenue Code of 1986 (as amended). Any such Transfers shall be considered null, void and of no force or effect.
     13.3 Consent Not Required. Tenant may effect a Transfer to a transferee without Landlord’s prior consent, but with notice to Landlord prior to the transferee’s occupancy, if the transferee qualifies as a Permitted Transferee. A “Permitted Transferee” is any person or entity that meets all of the following requirements:
(a)	The transferee (1) controls, is controlled by, or is under common control with Tenant (for purposes hereof, “control” shall mean ownership of not less than 50% of all of the voting stock or legal and equitable interest in the entity in question), or (2) results from the merger or consolidation of Tenant, or (3) acquires all or substantially all of the stock and/or assets of Tenant as a going concern.

(b)	The transferee has a tangible net worth immediately following the Transfer not less than the greater of (1) Tenant’s tangible net worth immediately before the Transfer, or (2) Tenant’s tangible net worth as of the execution of this Lease.

(c)	The transferee’s occupying the Premises will not cause Landlord to breach any other lease or other agreement affecting the Project.
     13.4 Consent Required. Each proposed Transfer other than those prohibited under §13.2 or permitted under §13.3 requires Landlord’s prior consent, in which case the parties will proceed as follows:
(a)	Tenant’s Notice. Tenant shall notify Landlord at least 30 days prior to the proposed Transfer of the name and address of the proposed transferee and the proposed use of the Premises, and include in the notice the Transfer documents and copies of the proposed transferee’s then current balance sheets and income statements (both current and for the past 2 years, if requested by Landlord).
(b)	Landlord’s Rights. Within 15 days after receipt of Tenant’s complete notice, Landlord may:
(1)	If the proposed Transfer is either an assignment of this Lease or sublease of substantially all of the Premises, terminate this Lease as of the proposed Transfer date; or

(2)	If the proposed Transfer is a sublease of all of the Premises or any part of the Premises that will be separately demised and have its own entrance from the Common Areas, exercise a right of first refusal to sublease such portion of the Premises at the lesser of (A) the Rent (prorated for subletting part of the Premises), or (B) the rent payable in the proposed Transfer; or

(3)	Consent or deny consent to the proposed Transfer, consent not to be unreasonably withheld if:
(A)	Landlord determines, in Landlord’s reasonable discretion, that the proposed transferee has the financial capacity to meet its obligations under the proposed Transfer;

(B)	The proposed use is consistent with the Use and will not cause Landlord to be in breach of any lease or other agreement affecting the Project;

(C)	The proposed transferee is typical of tenants that directly lease premises in first-class office buildings;

(D)	The proposed transferee is not a government or diplomatic entity;

(E)	The proposed transferee is not an existing tenant or an Affiliate of an existing tenant, or a party with which Landlord is actively negotiating to lease space in the Building (or has, in the last 6 months, been actively negotiating to lease space in the Building); and

(F)	Tenant is not in Default under this Lease.
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(c)	Compelling Consent. If Landlord does not consent to a Transfer, Tenant’s sole remedy against Landlord will be an action for specific performance or declaratory relief, and Tenant may not terminate this Lease or seek monetary damages.
     13.5 Payments to Landlord. Tenant shall pay Landlord 50% of Transfer receipts that exceed Tenant’s Rent (on a per square foot basis); after Tenant is reimbursed for Tenant’s reasonable and customary out-of-pocket costs incurred in the Transfer, including attorneys’ fees, Alterations, and broker commissions. Tenant shall pay Landlord a $500 review fee for each proposed Transfer, excepting those in which Landlord exercises its rights under subsection (1) or (2) of §13.4(b).
     13.6 Effect of Transfers. Except where Landlord exercises its rights under §13.4(b)(l), no Transfer releases Tenant or any guarantor of this Lease from any Lease obligation. Landlord’s acceptance of a payment from any person or entity other than Tenant that occupies the Premises does not waive Tenant’s obligations under this Article 13. If Tenant is in default of this Lease, Landlord may proceed against Tenant or any guarantor of this Lease without exhausting any remedies against any transferee and may require (by written notice to any transferee) any transferee to pay Transfer rent owed Tenant directly to Landlord (which Landlord will apply against Tenant’s Lease obligations). Termination of this Lease for any reason will not result in a merger. Each sublease will be deemed terminated upon termination of this Lease unless Landlord notifies the subtenant in writing of Landlord’s election to assume any sublease, in which case the subtenant shall attorn to Landlord under the executory terms of the sublease.
14. LANDLORD TRANSFERS
     14.1 Landlord’s Transfer. Landlord’s right to transfer any interest in the Project or this Lease is not limited by this Lease. Upon any such transfer and such assignee’s assumption of this Lease, Tenant will attorn to Landlord’s transferee and Landlord will be released from liability under this Lease, except for any Lease obligations accruing before the transfer that are not assumed by the transferee.
     14.2 Subordination. This Lease is, and will at all times be, subject and subordinate to each ground lease, mortgage, deed to secure debt or deed of trust now or later encumbering the Building, including each renewal, modification, supplement, amendment, consolidation or replacement thereof (each, an “Encumbrance”). At Landlord’s request, Tenant will, without charge, promptly execute, acknowledge and deliver to Landlord (or, at Landlord’s request, the Encumbrance holder), but in no event later than 10 business days of Landlord’s request, any instrument in reasonable form and reasonably necessary to evidence this subordination. Notwithstanding the foregoing, each Encumbrance holder may unilaterally elect to subordinate its Encumbrance to this Lease.
     14.3 Attornment. Tenant will automatically attorn to any transferee of Landlord’s interest in the Project that succeeds Landlord by reason of a termination, foreclosure or enforcement proceeding of an Encumbrance, or by delivery of a deed in lieu of any foreclosure or proceeding (a “Successor Landlord”). In this event, the Lease will continue in full force and effect as a direct lease between the Successor Landlord and Tenant on all of the terms of this Lease, except that the Successor Landlord shall not be:
(a)	Liable for any obligation of Landlord under this Lease, or be subject to any counterclaim, defense or offset accruing before Successor Landlord succeeds to Landlord’s interest;

(b)	Bound by any modification or amendment of this Lease made without Successor Landlord’s consent,

(c)	Bound by any prepayment of more than one month’s Rent;

(d)	Obligated to return any Security Deposit not paid over to Successor Landlord, or

(e)	Obligated to perform any improvements to the Premises (or provide an allowance therefor). Upon Successor Landlord’s request, Tenant will, without charge, promptly execute, acknowledge and deliver to Successor Landlord any instrument reasonably necessary required to evidence such attornment.
     14.4 Estoppel Certificate. Within 10 days after receipt of Landlord’s written request, Tenant (and each guarantor and transferee of an interest in the Lease) will execute, acknowledge and deliver to Landlord a certificate upon which Landlord and each existing or prospective Encumbrance holder may rely confirming the following (or any exceptions to the following):
(a)	The Commencement Date and Expiration Date;

(b)	The documents that constitute the Lease, and that the Lease is unmodified and in full force and effect;
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(c)	The date through which Base Rent, Additional Rent, and other Rent has been paid;

(d)	That neither Landlord nor Tenant is in default of this Lease;

(e)	That Landlord has satisfied all Lease obligations to improve the Premises (or provide Tenant an allowance therefor) and Tenant has accepted the Premises;

(f)	That Tenant solely occupies the Premises; and

(g)	Such other matters concerning this Lease or Tenant’s occupancy that Landlord may reasonably require.
     To the extent that the terms of any such estoppel conflicts with the terms and conditions of this Lease, the terms and conditions of this Lease shall in all cases govern and control.
15. DEFAULT AND REMEDIES
     15.1 Tenant’s Default and Landlord’s Remedies.
(a)	Tenant’s Default. Tenant is in default of this Lease if any of the following occur:
(1)	Tenant fails to pay Rent when due, and the failure continues for five (5) days after Landlord notifies Tenant of this failure under §17.2 (Tenant waiving any other notice that may be required by law).

(2)	Tenant fails to perform a non-monetary Lease obligation of Tenant and the failure continues for 10 days after Landlord notifies Tenant of this failure, except that:
(A)	In an emergency Landlord may require Tenant to perform this obligation in a reasonable time of less than 10 days, or

(B)	If Tenant begins performing this obligation within 10 days after Landlord notifies Tenant of this failure, but it will reasonably take more than 10 days to complete performing the obligation, then Tenant will have a reasonable amount of additional time, but not to exceed an additional 30 days, to complete performing the obligation.
(3)	Tenant consummates a Transfer that violates Article 13.

(4)	Tenant fails to discharge any attachment or levy on Tenant’s interest in this Lease within 15 days after the attachment or levy encumbers this Lease.

(5)	Tenant fails to cause any of the following proceedings to be vacated or dismissed within 60 days after they are commenced: (A) the appointment of a receiver or trustee of the assets of Tenant or any guarantor of this Lease; (B) the voluntary or involuntary bankruptcy of Tenant or any guarantor of this Lease; or (C) any assignment for the benefit of creditors of the assets of Tenant or any guarantor of this Lease.
(b)	Landlord’s Remedies. If Tenant is in default under (a), Landlord may, without prejudice to the exercise of any other remedy, exercise any remedy available under law, including those described below:
(1)	Landlord may enter the Premises as reasonably required and cure Tenant’s default on Tenant’s behalf without releasing Tenant from any Lease obligation, and Tenant shall reimburse Landlord on demand for all costs of such cure, plus Landlord’s standard administration fee.

(2)	Landlord may terminate this Lease upon notice to Tenant (on a date specified in the notice) and recover possession of the Premises from Tenant. At Landlord’s election, either:
(A)	Landlord may recover any Rent unpaid as of the termination date, and Tenant will remain liable for the payment when due of Rent for the remaining Term, less the proceeds that Landlord receives in reletting the Premises, but only after Landlord is reimbursed From these proceeds for the reasonable expenses Landlord incurs to recover possession of the Premises and relet the Premises; or
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(B)	Landlord may recover any Rent unpaid as of the termination date, and further recover the present value as of the termination date (calculated using the then current discount rate of the Federal Reserve Bank of New York) of the Rent to be paid for the Term remaining after the termination date (assuming 8% annual increases in Additional Rent) exceeds the proceeds that Landlord receives in reletting the Premises, but only after Landlord is reimbursed from these proceeds for the reasonable expenses Landlord incurs to recover possession of the Premises and relet the Premises.
(3)	Terminate this Lease as provided in Subsection 15.1(b)(1) hereof and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, an amount which, at the date of such termination, is calculated as follows: (A) the value of the excess, if any, of (i) the Base Rent, Additional Rent and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the Expiration Date had this Lease not been terminated (the “Remaining Term”), over (ii) the aggregate reasonable rental value of the Premises for the Remaining Term (calculated using a discount rate of eight percent (8%)); plus (B) the costs of recovering possession of the Premises and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorney’s fees; plus (C) the unpaid Base Rent and Additional Rent earned as of the date of termination plus any interest and late fees due hereunder, plus other sums of money and damages owing on the date of termination by Tenant to Landlord under this Lease or in connection with the Premises. The amount as calculated above shall be deemed immediately due and payable. The payment of the amount calculated in subparagraph (2)(A) shall not be deemed a penalty but shall merely constitute payment of liquidated damages, it being understood and acknowledged by Landlord and Tenant that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. In determining the aggregate reasonable rental value pursuant to subparagraph (2)(A)(ii) above, the parties hereby agree that, at the time Landlord seeks to enforce this remedy, all relevant factors shall be considered, including, but not limited to: (a) the length of time remaining in the Remaining Term; (b) the then current market conditions in the general area in which the Building is located; (c) the likelihood of reletting the Premises for a period of time equal to the Remaining Term; (d) the net effective rental rates then being obtained by landlords for similar type space of similar size in similar type buildings in the general area in which the Building is located; (e) the vacancy levels in the general area in which the Building is located; (f) current levels of new construction that will be completed during the Remaining Term and how this construction will likely affect vacancy rates and rental rates; and (g) inflation; or

(3)	Landlord may use reasonably necessary force to enter and take possession of all or any part of the Premises, expel Tenant or any other occupant, and remove their personal property, and the entry will not constitute a trespass or terminate the Lease. After regaining possession of the Premises, Landlord may relet the Premises for Tenant’s account, but Landlord will not be responsible or liable if Landlord fails to do so or is unable to collect rent due from any reletting. Tenant will continue to pay Rent due, less a credit for the proceeds that Landlord receives in reletting the Premises, but only after Landlord is reimbursed from these proceeds for the expenses Landlord incurs to recover possession of the Premises and relet the Premises.

(4)	For any amounts owed under (1), (2), or (3), Landlord may recover interest at the at the lesser of 10% per annum or maximum interest rate permitted under law (“Default Rate”) from the date each amount is due until paid by Tenant.
(c)	Each notice required under (a) may be given according to §17.2, and Tenant waives any other notice that may be required by law.
     15.2 Landlord’s Default and Tenant’s Remedies.
(a)	Landlord Default. Landlord is in default of this Lease if Landlord fails to perform any obligation Lease obligation of Landlord and the failure continues, after Tenant notifies Landlord of the failure, for 20 days or such longer period of time that may be reasonable if more than 20 days is required to
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perform the obligation.

(b)	Tenant’s Remedies. If Landlord is in default of this Lease under (a), then Tenant may exercise any remedy available under law that is not waived or limited under this Lease, subject to the following:
(1)	Tenant may not terminate this Lease due to any Landlord default, and Tenant’s remedies shall be limited to specific performance and monetary damages

(2)	Landlord’s liability under this Lease is limited to, and may be enforced only against, Landlord’s interest in the Building. This Lease does not bind and is not enforceable against Landlord’s Affiliates.

(3)	Under no circumstances will Landlord be liable for any form of special, indirect or consequential damages, including lost profits and damage to business interests.
          15.3 Enforcement Costs. If Landlord or Tenant brings a claim against the other party to enforce or interpret any provision of this Lease (including any claim in a bankruptcy or an assignment for the benefit of creditors), then Landlord or Tenant shall reimburse the prevailing party for all reasonable attorneys’ fees incurred in pursuing the claim, including the value of services provided by counsel employed by the prevailing party or its Affiliates in the amount that would have reasonably incurred if the services had been performed by unaffiliated counsel.
          15.4 Jury Trial. Landlord and Tenant each waive trial by jury in any action, proceeding or counterclaim brought by either party against the other concerning any matter related to this Lease.
          15.5 Force Majeure. “Force Majeure” means any cause or event beyond both Landlord’s and Tenant’s reasonable control, including any act of God, government act or restriction, labor disturbance, general shortage of materials or supplies, riot, insurrection, or act of war or terrorism. Force Majeure excuses a party from performing any non-monetary Lease obligation for a commercially reasonable time.
16. LETTER OF CREDIT; SECURITY DEPOSIT
          16.1 Letter of Credit. Upon the full execution of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable letter of credit initially in the amount of $124,607.03 in a form reasonably acceptable to Landlord, capable of being drawn upon at any of such issuer’s offices in the Houston, Texas area (the “Letter of Credit”); provided, however, notwithstanding anything to the contrary contained in this Lease, until Landlord receives the Letter of Credit from Tenant, Landlord shall not be required to pay or commit to pay any portion of the Allowance or a commission to Tenant’s Broker. Said Letter of Credit shall be automatically renewed on an annual basis (the Letter of Credit shall be “evergreen”) and shall name Landlord, and any successor-in-interest of Landlord, as beneficiary thereunder. So long as Tenant is not then in default of this Lease, the Letter of Credit may, at Tenant’s option, be reduced by $31,151.76 upon each anniversary of the Commencement Date. Landlord must be given at least thirty (30) days prior written notice from the issuing bank if such issuing bank does not intend to renew the Letter of Credit and in such event, Landlord shall be permitted to draw on the Letter of Credit. The Letter of Credit will permit Landlord to draw on it if a (i) Vice President of Landlord or its successor company, provides a letter to the issuing bank which states that Tenant is in default under the terms of the Lease and has failed to cure such default within the period of time permitted to cure such default under the Lease, or (ii) Tenant files a petition under any Chapter of the Bankruptcy Code, or any amendment, replacement or substitution therefor. If Landlord draws on the Letter of Credit, the proceeds will be held by Landlord as security for the payment and performance by Tenant of its obligations under this Lease.
          16.2 Security Deposit. In the event that Landlord draws on the Letter of Credit, Tenant shall immediately thereafter deposit an amount equal to the amount of such draw (the “Security Deposit”) with Landlord, to be held as security for the duration of the Term as provided herein. Landlord is not required to either segregate the Security Deposit from any other funds or pay any interest on the Security Deposit. The Security Deposit secures Tenant’s performance of all Lease obligations for the remaining portion of the Term and shall be in addition to the remaining portion of the Letter of Credit. Landlord may apply the Security Deposit against any cost Landlord incurs or damage Landlord suffers because Tenant fails to perform any Lease obligation, including payment of Rent. Upon Landlord’s demand, Tenant shall immediately replenish any Security Deposit so applied. The Security Deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. If Tenant defaults with respect to any provision of this Lease, Landlord may, but shall not be required to, from time to time, without prejudice to any other remedy, use, apply or retain all or any part of this Security Deposit for the payment of any Rent or any other sum in de-
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fault or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default, including, without limitation, costs and attorneys’ fees incurred by Landlord to recover possession of the Premises. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit shall be returned to Tenant within forty-five (45) days after the Expiration Date. Tenant agrees that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as the Security Deposit and that Landlord and its successors and assigns shall not be bound by any such actual or attempted assignment or encumbrance. Regardless of any assignment of this Lease by Tenant, Landlord may return the Security Deposit to the original Tenant, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit or any part of the balance thereof.
17. MISCELLANEOUS
          17.1 Rules and Regulations. Tenant will comply with the Rules and Regulations attached as Exhibit “B”. Landlord may reasonably modify or add to the Rules and Regulations upon notice to Tenant. Landlord shall uniformly enforce the Rules and Regulations, to the extent such apply. If the Rules and Regulations conflict with this Lease, the Lease shall govern.
          17.2 Notice. Notice to Landlord must be given to Landlord’s Notice Addresses. Notice to Tenant must be given to Tenant’s Notice Addresses. By notice to the other, either party may change its Notice Address. Each notice must be in writing and will be validly given if either: (a) the notice is personally delivered and receipt is acknowledged in writing; or (b) the notice is delivered by a nationally recognized overnight courier service (e.g. FedEx or Airborne Express) and receipt is acknowledged in writing. If the party to receive notice refuses to accept delivery or acknowledge its receipt in writing, then notice may be validly given by mailing the notice first-class, certified or registered mail, postage prepaid, and the notice will be deemed received by the party 2 business days after the deposit of the notice in the U.S. Mail.
          17.3 Relocation. Landlord may relocate Tenant to other premises in One Allen Center located at 500 Dallas, Houston, Texas; Two Allen Center located at 1200 Smith Street, Houston Texas; or the Building (“Replacement Premises”) upon not less than 30-days’ notice, provided that the Replacement Premises is comparably sized, substantially similar in configuration and extent of improvements and is reasonably suitable for Tenant’s use. If Landlord elects to relocate Tenant under this §17.3, then Landlord will, at Landlord’s cost, construct Leasehold Improvements in the Replacement Premises of comparable quality to those existing in the Premises, move Tenant’s personal properly from the Premises to the Replacement Premises, relocate Tenant’s existing telephone and computer systems, and replace up to $500 of any in-stock stationery identifying the Premises. Any relocation initiated by Landlord will be performed after-hours Monday through Friday or on weekends as to minimize disturbance to Tenant’s business.
          17.4 Building Name. Tenant shall not use the Building’s name or image for any purpose, other than Tenant’s address. Landlord may change the name of the Building without any obligation or liability to Tenant.
          17.5 Entire Agreement. This Lease is deemed integrated and contains all of each party’s representations, waivers and obligations. This Lease will not be valid or effective until fully executed and delivered by both parties. The parties may only modify or amend this Lease in a writing that is fully executed and delivered by both parties.
          17.6 Successors. Unless provided to the contrary elsewhere in this Lease, this Lease binds and inures to the benefit of each party’s heirs, successors and permitted assignees.
          17.7 No Waiver. A party’s waiver of a breach of this Lease will not be considered a waiver of any other breach. No custom or practice that develops between the parties will prevent either party from requiring strict performance of the terms of this Lease. No Lease provision or act of a party creates any relationship between the parties other than that of landlord and tenant.
          17.8 Independent Covenants. The covenants of this Lease are independent. A court’s declaration that any part of this Lease is invalid, void or illegal will not impair or invalidate the remaining parts of this Lease, which will remain in full force and effect.
          17.9 Captions. The use of captions, headings, boldface, italics or underlining is for convenience only, and will not affect the interpretation of this Lease.
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          17.10 Authority. Individuals signing this Lease on behalf of Tenant represent and warrant that they arc authorized to bind Tenant to this Lease, and that Tenant is qualified to do business in the State of Texas, If required by Landlord, Tenant will, at Tenant’s cost, provide Landlord with a corporate resolution, opinion of counsel or other documentation acceptable to Landlord proving the authority of each individual signatory to bind Tenant to this Lease.
          17.11 Applicable Law. The laws of the State of Texas govern this Lease. In any action brought under this Lease, Tenant submits to the jurisdiction of the courts of the State of Texas and to venue in the County of Harris.
          17.12 Confidentiality. Tenant will not record this Lease or a memorandum of this Lease without Landlord’s written consent.
          17.13 Reasonableness. Tenant’s sole remedy for any claim against Landlord that Landlord has unreasonably withheld or unreasonably delayed any consent or approval shall be an action for injunctive or declaratory relief.
          17.14 Time. Time of the essence as to all provisions in this Lease in which time is a factor.
          17.15 Quiet Enjoyment. So long as Tenant is not in default of this Lease and except as provided in the Lease, Landlord will not interfere with Tenant’s peaceful and quiet enjoyment of the Premises for the Term. Landlord is not liable for, and Tenant will not be released from any obligation under this Lease because of any interference with Tenant’s peaceful and quiet enjoyment of the Premises that is caused by any other person, including other tenants.
          17.16 Right to Enter Premises. Landlord may enter the Premises at any reasonable time upon 24 hours prior notice to Tenant to inspect the Premises, to show the Premises to prospective lenders, purchasers or (within the last nine months of the term) tenants, to perform Landlord’s duties under this Lease, or to exercise Landlord’s rights under §8.2. In connection with any permitted entry to perform Landlord’s duties or exercise Landlord’s rights under §8.2, Landlord may erect and use structures reasonably required by the nature of the work (including scaffolding, pipes and conduits), and may open or penetrate the Base Building or any Leasehold Improvements. If any Leasehold Improvements are damaged by Landlord as a result of Landlord exercising its rights under this §17.16, then Landlord will repair or replace the damaged portion, only, to match the original as nearly as is commercially reasonable. Any such entry by Landlord shall be done in order to minimize any interference with Tenant’s use of the Premises.
          17.17 Exhibits. The exhibits include the attached exhibits. If any exhibit is inconsistent with the terms of this Lease, the provisions of this Lease will govern.
          17.18 Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Lease. Tenant agrees to indemnify and hold harmless Landlord from and against, and to reimburse Landlord for and with respect to, any liability or claim, whether meritorious or not, arising in respect to brokers and/or agents not so named and claiming to represent Tenant.
          17.19 WAIVER OF TEXAS DECEPTIVE TRADE PRACTICES ACT.
TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES -CONSUMER PROTECTION ACT, SECTION 17.41 ET, SEQ, OF THIS TEXAS BUSINESS AND COMMERCE CODE (THE “DTPA”), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.
          Accordingly, Tenant’s rights and remedies with respect to the transactions contemplated under this lease, and with respect to all acts or practices of Landlord, past, present or future, in connection with such transactions, shall be governed by legal principles other than the DTPA. The foregoing waiver by Tenant shall also be binding on any permitted assign or successor of Tenant under this Lease. The provisions of this Section shall survive any termination of this Lease. Tenant represents to Landlord:
     (a) Tenant is not in a significantly disparate bargaining position with respect to this Lease and the transaction evidenced hereby; and
     (b) Tenant is represented by legal counsel in connection with this Lease.
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          17.20 Parking Rights. Parking permits shall be provided to Tenant during the term of this Lease in accordance with the terms and conditions set forth in Exhibit “D” attached hereto and made a part hereof for all purposes.
          17.21 Right of First Refusal. Tenant shall have a right of first refusal to lease certain space in the Building in accordance with the terms and conditions set forth in Exhibit “G” attached hereto and made a part hereof for all purposes.
          17.22 Renewal Option. Tenant shall have a right to renew the Term of this Lease in accordance with the terms and conditions set forth in Exhibit “H” attached hereto and made a part hereof for all purposes.
          17.23 Expansion Option. Tenant shall have an option to lease certain space in the Building in accordance with the terms and conditions set forth in Exhibit “I” attached hereto and made a part hereof for all purposes.
          Having Read And intending to be bound by the terms and provisions thereof, Landlord and Tenant have executed this Lease as follows.

LANDLORD			TENANT

CULLEN ALLEN HOLDINGS, L.P.,			BLUESTEM PIPELINE, LLC,
a Delaware limited partnership			a Delaware limited liability company

By:	Texas REGP, LLC,
a Delaware limited liability company,
its general partner

			By:	/s/ Randy Hoover

			Name:	Randy Hoover

			Title:	President & Coo

	By:	/s/ Paul H. Layne

Paul H. Layne,
Executive Vice President,
Head of Houston Region

	By:	/s/ Steven M. Lukingbeal

Steven M. Lukingbeal,
Vice President,
Regional Counsel
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[Floor Plan Diagram]
EXHIBIT A

EXHIBIT B — RULES & REGULATIONS
Three Allen Center * Houston, Texas
Suite #3650
          1. Landlord’s Entry. Landlord may enter the Premises at all reasonable hours, subject to §17.16 of the Lease, to perform its obligations under this Lease. During the last 9 months of the Term, Landlord may enter the Premises with reasonable prior notice to Tenant to show the Premises to prospective tenants.
          2. Right to Exclude. Landlord may require that Tenant, its Affiliates and guests comply with each reasonable security measure that Landlord may establish as a condition entry to the Premises, Building or Project. These measures may include submitting to a search by persons or devices employed by Landlord, presenting an identification card or pass issued by the government, Landlord, or both, being announced to Tenant and accepted as a visitor by Tenant, and signing a register on entry and exit. Any person who cannot comply with these requirements may be excluded from the Project. If Landlord requires a Building pass issued by Landlord as a condition of entry to the Premises, Building or Project, Landlord will furnish a Building pass to all persons reasonably designated by Tenant in writing. Landlord may exclude or expel from the Project any person who, in Landlord’s reasonable opinion, is intoxicated or under the influence of alcohol or drugs.
          3. Obstructions. Tenant will not cause the Common Areas, or sidewalks or driveways outside the Building to be obstructed. Landlord may, at Tenant’s expense, remove any such obstruction without prior notice to Tenant.
          4. Trash. Tenant will place trash in proper receptacles in the Premises provided by Tenant at Tenant’s cost, or in Building receptacles designated by Landlord. Tenant may not litter in the Common Areas, or sidewalks or driveways outside the Building.
          5. Public Safety. Tenant will not throw anything out of doors, windows or skylights, down passageways or over walls. Tenant will not use any fire exits or stairways in the Building except in case of emergency.
          6. Keys and Locks. Landlord may from time to time install and change locks on entrances to the Project, Building, Common Areas or Premises, and will provide Tenant a number of keys to meet Tenant’s reasonable requirements. Additional keys will be furnished by Landlord at Tenant’s cost. At the end of the Term, Tenant will promptly return to Landlord all keys for the Building and Premises issued by Landlord to Tenant. Unless Tenant obtains Landlord’s prior written consent, Tenant will not add any locks or change existing locks on any door to the Premises, or in or about the Premises. If with Landlord’s consent, Tenant installs any lock incompatible with the Building master locking system, Tenant will: relieve Landlord of each Lease obligation that requires access to each affected area; indemnify Landlord against any claim resulting from forced entry to each affected area in an emergency; and, at the end of the Term, remove each incompatible lock and replace it with a Building Standard lock at Tenant’s expense.
          7. Aesthetics. Unless Tenant obtains Landlord’s prior written consent (which may be withheld in Landlord’s sole discretion), Tenant may not:
(a)	Attach any awnings, signs, displays or projections to either the outside walls or windows of the Building, or to any part of the Premises visible from outside the Premises;

(b)	Hang any non-Building Standard curtains, blinds, shades or screens in any window or door of the Premises;

(c)	Coat or sunscreen the interior or exterior of any windows; or

(d)	Place any objects on windowsills.
          8. Directories and Signs. Tenant will have one (1) listing for each 1,000 RSF of the Premises in the Building’s directory in the main lobby. The Premises will be identified by 1 Building Standard sign consisting of Tenant’s name and suite number, located at the entrance to the Premises. The initial lobby directory listing and Premises sign will be at Landlord’s cost and expense, and any changes to the listing or sign will be made at Tenant’s cost and expense.

B - 1

     9. HVAC Operation. Tenant will not obstruct the HVAC convectors or diffusers, or adjust or interfere with the HVAC system. Tenant will assist the HVAC system in maintaining comfort in the Premises by drawing shades, blinds and other window coverings in the Premises as may be reasonably required. Tenant may not use any method of heating or cooling the Premises other than that supplied by Landlord.
     10. Plumbing. Tenant will use plumbing fixtures only for the purpose for which they are constructed. Tenant will reimburse Landlord for any damage caused by Tenant’s misuse of plumbing fixtures.
     11. Equipment Location. Landlord may specify the location of any of Tenant’s Business machines, mechanical equipment or other property that are unusually heavy, may damage the Building, or may cause vibration, noise or annoyance to other tenants. Tenant will reimburse Landlord for any professional engineering certification or assistance reasonably required to determine the location of these items.
     12. Bicycles. Tenant may not bring bicycles or other vehicles into the Building or Premises. Bicycles and other vehicles may only be parked in areas designated by Landlord.
     13. Animals. Tenant may not bring any birds or animals, excepting seeing-eye/assistance dogs, into the Building or Premises.
     14. Carpet Protection. To protect carpeting in the Premises, Tenant will, at its own expense, install and maintain pads to protect the carpet under all furniture having castors other than carpet castors.
     15. Elevators. Any use of the elevators for purposes other than normal passenger use (such as moving to or from the Building or delivering freight), whether during or after Business Hours, must be scheduled through the office of the Property Manager. Tenant will reimburse Landlord for any extra costs incurred by Landlord in connection with any such non-passenger use of the elevators.
     16. Moving and Deliveries. Tenant’s movers are subject to Landlord’s reasonable approval. Moving of Tenant’s Personal Property and deliveries of materials and supplies to the Premises must be made during the times and through the entrances, elevators and corridors reasonably designated by Landlord. Moving and deliveries may not be made through any of the main entrances to the Building without Landlord’s prior permission. Any hand truck or other conveyance used in the Common Areas must be equipped with rubber tires and rubber side guards to prevent damage to the Building and its property. Tenant will promptly reimburse Landlord for the cost of repairing any damage to the Building or its property caused by any person making deliveries to the Premises.
     17. Solicitation. Canvassing, soliciting and peddling in the Building are prohibited and Tenant will cooperate in preventing the same.
     18. Food. Except for catering and deliveries ordered by Tenant to be served and consumed within the Premises, only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute food in or around the Project. Except as may be specified in the Lease or on construction drawings for the Premises approved by Landlord, and except for microwave cooking, Tenant will not use the Premises for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food.
     19. Work Orders. Only authorized representatives of Tenant may request services or work on behalf of Tenant. Tenant may not request that Building employees perform any work outside of their duties assigned by Landlord.
     20. Smoking. Neither Tenant nor its Affiliates shall smoke or permit smoking in any part of the Premises, Building, Common Areas or Project in which Landlord, in Landlord’s sole discretion, prohibits smoking or in which smoking is prohibited by law. Landlord may designate the entire Building, Common Areas or Project a no-smoking area.
     21. Rules Applied. These Rules and Regulations apply equally to Tenant’s Affiliates and others permitted by Tenant to access, use or occupy the Premises.
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EXHIBIT C — LEGAL DESCRIPTION OF LAND
TRACT C — THREE ALLEN CENTER TRACT
BEING a tract or parcel of land containing 119,202 square feet out of the John Austin Survey, Abstract No. 1, and the Obedience Smith Survey, Abstract No. 696, Harris County, Texas, and being part of those certain tracts designated as “Tract 1, 2, 3 and Tract 4” per the deed recorded in Volume 7769, Page 592, of Harris County Deed Records, and a part of certain street rights-of-way as closed by City Council Motion No. 70-1288, passed April 15, 1970 and filed in Volume 8104, Page 1 of said Deed Records and being more particularly described by metes and bounds as follows with all bearings and coordinates referenced to the Texas Coordinate System, South Central Zone:
BEGINNING at the most northerly cut-back corner (X–3,150,861.30, Y–717,454.95) at the intersection of the south right-of-way line of West Dallas Avenue (80 feet wide) with the easterly right-of-way line of Clay Avenue (100 feet wide);
THENCE, North 87 37’ 33” East, a distance of 156.34 feet along the south right-of-way line of said West Dallas Avenue to the beginning of a tangent curve to the left;
THENCE, 135.53 feet northeasterly along the arc of said curve (Delta Angle = 54 45’ 36”, Radius = 141.81 feet, Chord = North 60 14’ 45” East, 130.43 feet) to a point at the end of said curve in the southeasterly right-of-way line of Bagby Street (varying width), said point also being a point on a non-tangent curve to the left;
THENCE, 126.55 feet easterly along the southeasterly right-of-way line of said Bagby Street and the arc of said curve (Delta Angle = 10 54’ 11”, Radius = 665.00 feet, Chord = North 38 18’ 56” East, 126.36 feet);
THENCE, South 32 51’ 57” West, 172.98 feet;
THENCE, South 57 08’ 03” East, 20.62 feet;
THENCE, North 77 51’ 57” East, 45.24 feet;
THENCE, South 57 08’ 03” East, 121.23 feet;
THENCE, North 32 51’ 57” East, 27,13 feet;
THENCE, North 77 51’ 57” East, 7.07 feet;
THENCE, South 57 08’ 03” East, 126.44 feet;
THENCE, South 32 51’ 57” West, 90.00 feet;
THENCE, North 57 08’ 03” West, 129.15 feet;
THENCE, South 32 51’ 57” West, 196.42 feet;
THENCE, South 57 08’ 03” East, 219.67 feet;
THENCE, South 87 36’ 57” West, 10.28 feet to the beginning of a tangent curve to the right;
THENCE, 143.43 feet westerly along the arc of said curve (Delta Angle = 18 58’ 09”, Radius = 433.22 feet, Chord = North 82 53’ 58” West, 142.77 feet);
C-1

THENCE, South 16 35’ 07” West, 15.00 feet to an intersection with the northeasterly right-of-way line of said Clay Avenue and a point on a non-tangent curve to the right;
THENCE, 415.17 feet northwesterly along the northeasterly right-of-way line of Clay Avenue and the arc of said curve (Delta Angle = 53 04’ 18”, Radius = 448.22 feet, Chord = North 46 52’ 45” West, 400.49 feet) to a point of a compound curve to the right;
THENCE, 93.22 feet northwesterly along said northeasterly right-of-way line of Clay Avenue and the arc of said curve (Delta Angle — 09 09’ 01”, Radius = 583.72 feet, Chord = North 15 46’ 05” West, 93.12 feet) to a point on a cut-back to the right;
THENCE, North 38 27’ 43” East, 13.08 feet along said cut-back to the POINT OF BEGINNING, containing a computed area of 119,202 square feet of land.
C-2

EXHIBIT D — PARKING
Three Allen Center * Houston, Texas
Suite #3650
     This EXHIBIT “D” (“Parking Exhibit”) describes and specifies Tenant’s non-exclusive right to use parking Permits (collectively, “Permits”) located on such levels inside one or more of the Building’s parking garages, all upon the terms and conditions set forth below.
     1. Garage/Rates. The parking garage beneath the Building shall be referred to as the “Building Garage.” The parking garage located at 300 Clay Street shall be referred to as the “Allen Center Parking Garage.” The parking garage located at 340 West Dallas Street shall be referred to as the “Metropolitan Parking Garage.” The Building Garage, Allen Center Parking Garage and Metropolitan Parking Garage may be hereinafter referred to individually and collectively as the “Parking Garage.” The current monthly charge for each unreserved Permit in the Building Garage is $290.99 per month (not including tax), in the Metropolitan Parking Garage is $143.19 per month (not including tax) and in the Allen Center Garage $161.66 per month (not including, tax) and $180.14 to $226.33 (not including tax) for each reserved Permit, depending on location.
     2. Grant and Rental Fee. Tenant shall rent on a “must-take” basis, from Commencement Date through the Expiration Date at such monthly rates (together with any applicable tax thereon) and subject to such terms, conditions, and regulations as are, from time to time, promulgated by Landlord or the manager of the Parking Garage, as applicable, and charged or applicable to patrons of the Parking Garage for Permits similarly situated therein, three (3) unreserved parking Permits to be located in the Allen Center Parking Garage or the Metropolitan Parking Garage, as determined by Landlord and, at Tenant’s option, up to two (2) additional unreserved parking Permits to be located in the Allen Center Parking Garage or the Metropolitan Parking Garage, as determined by Landlord. Tenant may lease additional parking permits at the then current rate on a month-to-month basis, subject to availability.
     3. Use. Tenant’s parking Permits may be used only by Tenant’s employees (each a “Patron”). Patrons will be granted access to the parking facilities only upon the signing of Landlord’s standard parking license with Landlord. Storage of Vehicles overnight is prohibited.
     4. Assignment. Except as permitted under Article 13, neither Tenant nor any Patron may assign its rights to parking. Landlord may freely assign Landlord’s rights and obligations under this exhibit to any successor Facilities.
     5. Disclaimer. Each Patron only has a license to park in the Parking Facilities at the Patrons’ sole risk. No bailment is created. Landlord is not obligated to secure or insure Vehicles or their contents, and is not responsible for any fire, theft, damage or loss to any Vehicle or its contents. Attendants are present solely to assist Patrons and are not required to verify ownership of Vehicles existing in the Parking Facilities. Landlord does not represent, guaranty or warrant that any communication or security systems, devices or procedures in the Parking Facilities will be effective to prevent any loss, damage or injury to Tenant, Patrons or their guests. Landlord may discontinue or modify any of these systems, devices or procedures at any time without any liability to Tenant, Patrons, or their guests.
     6. Repairs, Improvements, Damage or Condemnation. If any Patron is unable to use the Parking Facilities because of major repairs or improvements, damage or condemnation to the Parking Facilities or Project, Landlord will not be in default of this Lease, but Tenant’s or the Patron’s obligation to pay monthly parking fees will be abated for so long as the Parking Facilities cannot reasonably be used by Tenant. Abatement of Tenant’s or the Patron’s monthly parking fees is Tenant’s and the Patron’s sole remedy if Landlord fails to provide Tenant with use of the Parking Facilities.
     7. Rules and Regulations. This license is conditioned upon each Patrons compliance with the following Rules and Regulations of the Parking Facilities:
(a)	Patrons may be required to display a sticker, tag or other identification;

(b)	Vehicles must be parked entirely within the stall lines painted on the floor, and parking is prohibited in areas not striped for parking, aisles, areas where “No Parking” signs are posted, in cross hatched
D-1

areas and in such other areas as may be designated by Landlord including areas designated as “Visitor Parking” or reserved spaces not licensed under this Lease;
(c)	All directional signs and arrows must be observed;

(d)	The speed limit shall be 5 miles per hour, unless posted otherwise;

(e)	Unless attended parking is required by Landlord, each Patron must park and lock their own Vehicles;

(f)	Spaces designated for compact Vehicles shall not be used by full-sized Vehicles;

(g)	Parking Facilities’ managers and attendants are not authorized to make or allow any exceptions to these Rules and Regulations; and

(h)	These Rules and Regulations may be reasonably modified by Landlord with notice to Tenant.
     8. Default. Failure to timely pay the parking fees due under this license is both a default of this license and a default of the Lease, and Landlord, in addition to the remedies provided under the Lease, may terminate Tenant’s right to use the Parking Facilities. Landlord may refuse to permit any Patron who violates the rules to park in the Parking Facilities and may removal the Patron’s Vehicle at the Patron’s and Tenant’s expense, without any liability or interference with Tenant’s right to quiet possession of the Premises.
D-2

EXHIBIT E — NOTICE OF LEASE TERM
Three Allen Center * Houston, Texas
Suite #3650
     This NOTICE OF LEASE TERM (“NLT”) is given by Bluestem Pipeline, LLC, a Delaware limited liability company (“Tenant”) to Cullen Allen Holdings, L.P., a Delaware limited partnership (“Landlord”), with respect to that certain Lease dated                     , 2007 (“Lease”), under which Tenant has leased from Landlord certain premises known as Suite #3650 (“Premises”), located at Three Allen Center, 333 Clay Street, Houston, Texas 77002 (“Building”).
     In consideration of the mutual covenants and agreements stated in the Lease, and intending that this Agreement may be relied upon by Landlord and any prospective purchaser or present or prospective Encumbrance holder, Tenant certifies and confirms the following:
(a)	The Commencement Date is , 200 .

(b)	The Expiration Date is , 20 .
     Except for those terms expressly defined in this NLT, all initially capitalized terms will have the meanings stated for such terms in the Lease.
Executed this                      day of                      , 200            .
Tenant
Bluestem Pipeline, LLC,
a Delaware limited liability company

By:

Print:

Title:

Landlord
Cullen Allen Holdings, L.P.,
a Delaware limited partnership

By:	Texas RE GR, LLC
a Delaware limited liability company

By:
Paul H. Layne
Vice President,
Head of Houston Region

By:
Steven M. Lukingbeal,
Vice President,
Regional Counsel

E-1

EXHIBIT F — WORK LETTER
Three Allen Center * Houston, Texas
Suite #3650
     Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease. Landlord and Tenant mutually agree as follows:
     This Work Letter (“Work Letter”) describes and specifies the rights and obligations of Landlord and Tenant with respect to certain allowances granted to Tenant hereunder and rights and responsibilities of Landlord and Tenant with respect to the design, construction and payment for the completion of the Initial Improvements within the Premises.
     1. Definitions. Terms which are defined in the Lease shall have the same meaning in this Work Letter. Additionally, as used in this Work Letter, the following terms (when delineated with initial capital letters) shall have the respective meaning indicated for each as follows:
     (a) “Allowance” shall mean a sum not to exceed $25.00 per RSF within the initial 3,433 RSF comprising the Premises (or up to a maximum of $385,825.00). The Allowance shall be used for the construction of the Initial Improvements in the Premises (above and below ceiling), construction as well as architectural documents, structural, mechanical, and electrical modifications to the Premises, voice/data cabling, plumbing design, accessibility plan review and inspection, asbestos survey per SB-509, graphics and security. Notwithstanding the foregoing, Tenant may elect in prior written notice to Landlord to apply up to $3.00 per RSF of the Premises of the unused Allowance, if any, towards subsequent installment(s) of Base Rent next due or Tenant’s moving expenses.
     (b) “Basic Construction” of the Building shall mean the structure of the Building as built on the date of this Work Letter and all other improvements, fixtures and facilities constituting a part of the Project.
     (c) “Landlord’s Architect” shall mean the architect designated by Landlord as its architect, from time to time, to perform the functions of Landlord’s Architect hereunder.
     (d) “Plans and Specifications” shall mean collectively, the plans, specifications and other information prepared or to be prepared by Tenant’s Architect and, where necessary, by Landlord’s electrical, mechanical and structural engineers, all at Tenant’s expense, which shall detail the Work required by Tenant in the Premises and which shall be approved in writing by both Tenant and Landlord prior to the commencement of such Work.
     (e) “Tenant’s Architect” shall mean the architect licensed to practice in the State of Texas designated by Tenant as its architect and approved by Landlord to perform the functions of Tenant’s Architect hereunder.
     (f) “Work” shall mean all materials and labor to be added to the Basic Construction of the Building in order to complete the installation of the Initial Improvements within the Premises for Tenant in accordance with the Plans and Specifications, including, without limitation any modification to Basic Construction of the Building, any structural modifications to the Building, any electrical or plumbing work required to meet Tenant’s electrical and plumbing requirements, and any special air conditioning work required to be performed in the Premises.
     (g) “Cost of the Work” shall mean the cost of all materials and labor to be added to the Basic Construction of the Building in order to complete the installation of the Initial Improvements within the Premises in accordance with the Plans and Specifications.
     (h) “Landlord’s Costs” shall mean that portion of the Cost of the Work up to, but not in excess of, the aggregate amount of the Allowance.
     (i) “Tenant’s Costs” shall mean that portion of the Cost of the Work in excess of Landlord’s Costs.

     (j) “Change Costs” shall mean all costs or expenses attributable to any change in the Plans and Specifications which, when added to other costs and expenses incurred in completing the Work, exceed Landlord’s Costs, including, without limitation, (i) any cost caused by direction of Tenant to omit any item of Work contained in the Plans and Specifications, (ii) any additional architectural or engineering services, (iii) any changes to materials in the process of fabrication, (iv) the cancellation or modification of supply or fabricating contracts, (v) the removal or alteration of any Work or any plans completed or in process, or (vi) delays affecting the schedule of the Work. A “Change Order” is the document signed by both Landlord and Tenant which addresses Change Costs.
     (k) “Working Days” shall mean all days of the week other than Saturday, Sunday, and legal holidays.
     (l) “Initial Improvements” shall mean all Work added to the Building before or near the Commencement Date of the Lease.
     2. Procedure and Schedules for the Completion of Plans and Specifications. The Plans and Specifications shall be completed in accordance with the following procedure and time schedules:
     (a) Design Drawings. Within ten (10) Working Days from execution of the Lease, Tenant shall submit to Landlord four (4) sets of prints of design drawings, specifying the intended design, character and finishing of the Initial Improvements within the Premises. Such package shall include separate drawings for signs in accordance with Landlord’s sign criteria. The design drawings shall set forth the requirements of Tenant with respect to the installation of the Initial Improvements within the Premises, and such drawings shall include, without limiting their scope, a Tenant approved space plan, architectural design of the space, including office front, plans, elevations, sections, and renderings indicating materials, color selections and finishes.
     (i) After receipt of design drawings, Landlord shall return to Tenant one set of prints of design drawings with Landlord’s suggested modifications and/or approval.
     (ii) If design drawings are returned to Tenant with comments, but not bearing approval of Landlord, the design drawings shall be immediately revised by Tenant and resubmitted to Landlord for approval within ten (10) Working Days of their receipt by Tenant. Unless such action is taken, Tenant will be deemed to have accepted and approved all of Landlord’s comments on the design drawings.
     (b) Completion of Plans and Specifications. All Plans and Specifications shall be prepared in strict compliance with applicable Building standards and requirements as set forth in the Lease, this Work Letter and otherwise, and shall also adhere to the design drawings approved by Landlord. In order to assure the compatibility of Tenant’s electrical and mechanical systems and the compatibility of Tenant’s structural requirements with the existing Building and in order to expedite the preparation of Tenant’s electrical, mechanical and structural drawings Tenant or Tenant’s Architect shall deliver to Landlord’s Architect, not later than ten (10) Working Days from the date of Landlord’s approval of design drawings, a detailed plan setting forth any and all electrical, mechanical and structural requirements, and Landlord’s Architect shall retain, at Tenant’s expense, Landlord’s electrical, mechanical and structural engineers to prepare all necessary electrical, mechanical and structural construction drawings which shall be included as a part of the Plans and Specifications. All construction documents and calculations prepared by Tenant’s Architect shall be submitted by Tenant, in the form of four (4) sets of blueline prints, to Landlord for approval within ten (10) Working Days after the date of receipt by Tenant of Landlord’s approval of design drawings. If the Plans and Specifications are returned to Tenant with comments, but not bearing approval of Landlord, the Plans and Specifications shall be immediately revised by Tenant and resubmitted to Landlord for approval within ten (10) Working Days of their receipt by Tenant.
     (i) The fees for Tenant’s Architect and any consultants or engineers retained by or on behalf of Tenant or Tenant’s Architect (including, but not limited to, the electrical, mechanical and structural engineers required to be retained under this paragraph) shall be paid by Tenant. Tenant shall also pay for any preliminary drawings by Landlord’s Architect for review of the design drawings, the Plans and Specifications, and any revisions to such documents, and the fees and expenses of Landlord’s Architect for inspection of the Work, as required by Landlord.
     (ii) Tenant shall have the sole responsibility for compliance of the Plans and Specifications with all applicable statutes, codes, ordinances and other regulations, and the approval of the Plans and Specifications or calculations included therein by Landlord shall not constitute an indication, representation or certification by Landlord that such Plans and Specifications or calculations are in compliance with said statutes, codes, ordinances and other regulations. In instances where several sets of requirements must be met, the requirements of Landlord’s insurance underwriter or the strictest applicable requirements shall apply where not prohibited by applicable codes.
     (iii) Upon completion of the Initial Improvements, if so required by Landlord, Tenant shall deliver to Landlord an “as-built” set of Plans and Specifications for the Premises, together with such other information required by Landlord to place the information from the “as-built” Plans and Specifications on to Landlord’s data base; the cost of providing the “as-built” Plans and Specifications and other information, together with Landlord’s cost to place the information on to Landlord’s data base, shall be borne solely by Tenant.
     3. Pricing. On or before the date which is ten (10) Working Days after finalization of the Plans and Specifications, as evidenced by Landlord’s written approval thereof, Landlord shall notify Tenant in writing of the Cost of the Work. The contract for the Work shall obligate the contractor to purchase from Landlord all materials and supplies which are held in “stock” by Landlord and which are required for the Work by the Plans and Specifications, provided Landlord’s pricing is comparable to the general market. Within ten (10) Working Days after its receipt of Landlord’s written notice identifying the Cost of the Work, Tenant shall either approve such Cost of the Work in writing or cause the Plans and Specifications to be revised and resubmitted to Landlord for Approval. On or before the date which is ten (10) Working Days from Landlord’s receipt of such revised Plans and Specifications, Landlord shall either approve the revised Plans and Specifications and give to Tenant a revised Cost of the Work or give to Tenant Landlord’s comments on such revised Plans and Specifications. If for any reason Landlord and Tenant have not agreed in writing upon final Plans and Specifications and/or the Tenant has not approved in writing the Cost of the Work on or before the date which is sixty (60) Working Days from the date hereof, then Landlord shall have the right to terminate the Lease and this Work Letter, without further obligation.
     4. Payments. Tenant may use a portion of the Allowance up to $2.00 per square foot of the Rentable Area of the Premises for the payment of fees and expenses payable by Tenant under the terms of Paragraph 2(b)(i) of this Work Letter. Tenant shall pay the aggregate amount of Tenant’s Costs to Landlord upon demand. Landlord shall determine the percentage of the Cost of the Work which is allocable to Landlord and the percentage of the Cost of the Work which is allocable to Tenant. Landlord shall also revise its determination of such percentages based on any changes in the Cost of the Work due to change orders affecting the Plans and Specifications. Within ten (10) days after Tenant’s receipt of an invoice from Landlord which identifies that portion of the Cost of the Work to be incurred, respectively, by Landlord and Tenant, Tenant shall pay to Landlord the percentage of the Cost of the Work allocable to Tenant, as Tenant’s Costs, as determined by Landlord from time to time. Landlord’s obligation for payment with respect to the Work shall not exceed the aggregate amount of Landlord’s Costs; and after Landlord has paid Landlord’s Costs, Tenant shall thereafter pay all Cost of the Work as and when invoiced to Tenant by Landlord, including, without limitation, any Change Costs. Landlord shall have no obligation to commence or continue the Work until Tenant pays the Tenant’s Costs. The amounts payable to Landlord hereunder shall constitute Rent due pursuant to the Lease, and failure to make any such payment when due shall constitute a default under the Lease, entitling Landlord to exercise any or all of its remedies hereunder, as well as all remedies otherwise available to Landlord.
     5. Performance of Work and Delays. Landlord shall cause the contractor to perform the Work in substantial accordance with the Plans and Specifications. In that regard, Landlord shall perform as construction manager for the construction of the Initial Improvements in accordance with the Plans and Specifications; and the Cost of the Work shall include a management fee payable to Landlord in the amount of five percent (5%) of the cost of the materials and labor constituting the Work, which shall be deducted from the Allowance. If a delay shall occur in the completion of the Work by Landlord as the probable result of (i) any failure to furnish when due Tenant’s design drawings, Tenant’s electrical, mechanical and/or structural requirements, Tenant’s Plans and Specifications or any revision to any such documents, (ii) any change by Tenant in any of the Plans and Specifications, (iii) any state of facts which gives rise to a change referred to in the definition of Change Costs or any changes resulting in a Change Cost, (iv) the fact that materials to be incorporated into the Work which are non-Building grade require a lead time (not due to Landlord default or error) to obtain or construction time to perform, in excess of that required for Work which is Building grade, as determined by Landlord, or (v) any other act or omission of Tenant, its agents or employees, including any violation of the provisions of the Lease or any delay in giving authorizations or approvals pursuant to this Work Letter, then any such delay shall not justify any extension of the Commencement Date of the Lease.
     6. Change Orders. All changes and modifications in the Work from that contemplated in the Plans and Specifications, whether or not such change or modification gives rise to a Change Cost, must be evidenced by a written Change Order exe-

cuted by both Landlord and Tenant. In that regard, Tenant shall submit to Landlord such information as Landlord shall require with respect to any Change Order requested by Tenant. After receipt of requested Change Order, together with such information as Landlord shall require with respect thereto, Landlord shall return to Tenant either the executed Change Order, which will evidence Landlord’s approval thereof, or the Plans and Specifications with respect thereto with Landlord’s suggested modification.
     7. Punchlist. Within thirty (30) days after the Commencement Date, Tenant shall give Landlord written notice specifying any details of construction, decoration or mechanical adjustment which remain to be performed by Landlord with respect to any Work; and except for the details contained in such written notice from Tenant, all obligations of Landlord in regard to the Work shall be deemed to have been satisfied. Landlord shall have the right to enter the Premises to complete any such unfinished details, and entry by Landlord, its agents, servants, employees or contractors for such purpose shall not relieve Tenant of any of its obligations under the Lease or impose any liability on Landlord or its agents, servants, employees or contractors.
     8. Whole Agreement; No Oral Modification. This Work Letter embodies all representations, warranties and agreements of Landlord and Tenant with respect to the matter described herein, and this Work Letter may not be altered or modified except by an agreement in writing signed by the parties.
     9. Paragraph Headings. The paragraph headings contained in this Work Letter arc for convenient reference only and shall not in any way affect the meaning or interpretation of such paragraphs.
     10. Notices. All notices required or contemplated hereunder shall be given to the parties in the manner specified for giving notices under the Lease.
     11. Binding Effect. This Work Letter shall be construed under the laws of the State of Texas and shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     12. Conflict. In the event of conflict between this Work Letter and any other exhibits or addenda to this Lease, this Work Letter shall prevail.

EXHIBIT G – RIGHT OF FIRST REFUSAL
Three Allen Center * Houston, Texas
     Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease. Landlord and Tenant mutually agree as follows:
     (a) Subject to and upon the terms, provisions and conditions set forth in this Exhibit G, Tenant shall have, and is hereby granted, a right of first refusal to tease (the “Right of First Refusal”) the approximate 1,836 RSF in Suite 3636, as shown on Exhibit G-1 attached hereto (the “ROFR Premises”), during the Term of the Lease.
     (b) Landlord will have the option to revoke and nullify any purported exercise of a Right of First Refusal by Tenant if at the time of exercise (i) Tenant is in default under the Lease, subject to all applicable notice and cure provisions of the Lease, (ii) Tenant is paying Rent on the entire Premises (unless Landlord, in its sole discretion, elects to waive any such condition(s)), (iii) Tenant has subleased space in the Building from another tenant of the Building, or (iv) less than two (2) years remains prior to the Expiration Dale (unless Landlord, in its sole discretion, elects to waive any such condition(s)).
     (c) Should a third party make an offer to lease the ROFR Premises which Landlord is willing to accept, Landlord shall promptly deliver to Tenant written notice indicating the relevant terms and conditions of such third party offer (the “Lease Proposal”). If the ROFR Premises is the subject of lease negotiations which include other portions of the Building, the foregoing Right of First Refusal shall, at Landlord’s option, apply to the entire space which is subject to such negotiations, and, at Landlord’s option, Tenant shall be obligated to either accept or refuse the opportunity to lease such entire space on the terms provided in the Lease Proposal, except that the term with respect to the ROFR Premises shall be co-terminous with the Term of the Lease and all economic terms shall be adjusted accordingly to account for the difference in the length of the Term with the length of the third party offer. Tenant shall have a period of five (5) business days after receipt of a Lease Proposal to irrevocably and unconditionally exercise its Right of First Refusal to lease the entire ROFR Premises (and such additional space, if applicable). Such exercise must be in writing.
     (d) In the event that Tenant exercises this Right of First Refusal, Tenant will execute and return to Landlord an amendment to the Lease adding the ROFR Premises or such other documentation as Landlord shall reasonably require in order to confirm the leasing of such ROFR Premises (but an otherwise valid exercise of the Right of First Refusal shall be fully effective whether or not such confirmatory documentation is executed) within twenty (20) days after Tenant’s receipt of such documentation.
     (e) No assignee of the Lease or subtenant of any portion of the Premises shall have any rights hereunder whatsoever.
     (f) Tenant acknowledges and agrees that this Right of First Refusal is subject and subordinate to (a) any pre-existing preferential right, refusal right, expansion right or related right of any other tenant in the Building, (b) any and all preferential rights, expansion options, refusal rights pertaining to the ROFR Premises, and (c) the right to renew the lease of any existing tenant of the ROFR Premises, whether by formal renewal option or otherwise.
     (g) Except as otherwise provided in the Lease, Landlord shall deliver, and Tenant shall accept, the ROFR Premises broom-clean and vacuumed but otherwise in an “AS IS” and “WITH ALL FAULTS” condition. The term of the Lease with respect to the ROFR Premises shall commence upon such space being delivered to Tenant and shall expire on the Expiration Date. Rent will accrue and be due and payable with respect to the ROFR Premises on the date (the “ROFR Premises Commencement Date”) that is the earlier to occur of (i) the date set forth in the Lease Proposal as the ROFR Premises Commencement Date, (ii) ninety (90) days following the date Landlord delivers possession of the ROFR Premises to Tenant or (iii) the date Tenant occupies the ROFR Premises for the purpose of conducting business therefrom.
     (h) Upon request of Landlord at any time after the ROFR Premises Commencement Date, Tenant shall execute and deliver to Landlord a declaration (in a form provided by Landlord) specifying (i) the ROFR Premises Commencement Date, (ii) the Base Rent schedule for the ROFR Premises, (iii) the RSF of the ROFR Premises, and (iv) Tenant’s Share of Taxes and Expenses with respect to the ROFR Premises.

G-1

[Floor Plan Diagram]
EXHIBIT  G - 1

EXHIBIT H — RENEWAL OPTION
Three Allen Center * Houston, Texas
Suite #3650
     Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease. Landlord and Tenant mutually agree as follows:
          (a) Provided that (i) the Lease is in full force and effect as of the date of the Renewal Notice (as such term is hereinafter defined), and (ii) Tenant shall not be in default beyond any applicable notice and cure period under the Lease and (iii) Tenant is paying Rent on the entire Premises, Tenant shall have one (1) option to extend the Term of the Lease for an additional term of five (5) years (the “Renewal Term”) commencing on the day after the Expiration Date. Tenant’s option with respect to the Renewal Term shall be exercisable by written notice (the “Renewal Notice”) to Landlord given not more than twelve (12) months nor less than nine (9) months prior to the Expiration Date. The Renewal Term shall constitute an extension of the Term of the Lease and shall be upon all of the same terms and conditions as the initial Term, except that (i) there shall be no further option to renew the Term of the Lease, (ii) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s occupancy and Landlord shall not be required to make any Allowance or reimburse Tenant for any Improvements made or to be made by Tenant, or grant Tenant any rent concession, and (iii) the Base Rent for the Renewal Term shall be as determined pursuant to the provisions of (b), (c) and (d), below, and shall commence on the first day of the Renewal Term.
          (b) The annual Base Rent for the Premises for the Renewal Term shall be the Fair Market Rent. “Fair Market Rent” means the fixed annual rent far comparable space in Class “A” buildings in the downtown Houston, Texas area that a willing lessee would pay and a willing lessor would accept for the Premises during the Renewal Term, taking into account all then relevant factors, including, but not limited to, lease takeovers/assumptions; relocation/moving allowances; space planning/interior architecture and engineering allowances; refurbishment and repainting allowances; club memberships; other concessions or inducements; extent of services provided or to be provided; distinction between “gross” and “net” lease; base year or dollar amount for escalation purposes (both operating and advalorem/real estate taxes); any other adjustments (including by way of indexes) to base rental; credit standing and financial stature of the tenant; term or length of lease; the time the particular rental rate under consideration was agreed upon and became or is to become effective; the payment of a leasing commission and/or fees/bonuses in lien thereof, whether to Landlord, any person or entity affiliated with Landlord, or otherwise and any other relevant term or condition.
          (c) If Tenant timely exercises the renewal option pursuant to this EXHIBIT “H” Landlord shall notify Tenant (the “Rent Notice”) at least 90 days before the last day of the current Term of Landlord’s determination of the Fair Market Rent (“Landlord’s Determination”). Tenant shall notify Landlord (“Tenant’s Notice”), within 30 days after Tenant’s receipt of the Rent Notice, whether Tenant accepts or disputes Landlord’s Determination, and if Tenant disputes Landlord’s Determination, Tenant’s Notice shall set forth Tenant’s determination (“Tenant’s Determination”) of the Fair Market Rent, if Tenant fails to give Tenant’s Notice within such 30 day period, then (i) Tenant’s election to renew the Term of the Lease as provided in this Renewal Option shall be deemed void and as if Tenant had never exercised its right to renew this Lease and (ii) this Renewal Option shall automatically be deleted from the Lease in its entirety and Tenant shall have no right to renew the Term of the Lease.
          (d) If Tenant timely disputes Landlord’s Determination, and Landlord and Tenant fail to agree as to the Fair Market Rent within 30 days after the giving of Tenant’s Notice, then the Fair Market Rent shall be determined as follows: A senior officer of a recognized Houston, Texas leasing brokerage firm (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the American Arbitration Association (the “AAA”). The Baseball Arbitrator selected by the parties or designated by the AAA shall have at least ten years experience in (i) the leasing of first class office space in downtown Houston, or (ii) the appraisal of Class “A” office buildings in downtown Houston. Landlord and Tenant shall each submit to the Baseball Arbitrator and to the other Landlord’s Determination and Tenant’s Determination of the Fair Market Rent of the Premises. The Baseball Arbitrator shall determine which of the two rent determinations more closely represents the Fair Market Rent of the Premises. The Baseball Arbitrator may not select any other rental value for the Premises other than one submitted by Landlord or Tenant. The determination of the party so

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selected or designated shall be binding upon Landlord and Tenant and shall serve as the basis for the determination of the Base Rent payable for the Renewal Term, subject to further adjustment as provided in the Lease. After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not affect the determination of Fair Market Rent.
          (e) If Tenant disputes Landlord’s Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the Renewal Term then, pending such final determination, Tenant shall pay, as Base Rent for the Renewal Term, an amount equal to Landlord’s Determination. If, based upon the final determination of the Fair Market Rent, the Base Rent payments made by Tenant for such portion of the Renewal Term were (i) less than the Fair Market Rent payable for the Renewal Term, Tenant shall pay to Landlord the amount of such deficiency within 10 days after demand therefor or (ii) greater than the Fair Market Rent payable for the Renewal Term, Landlord shall credit the amount of such excess against installments of Base Rent and/or Additional Rent payable by Tenant next coming due.
          (f) It is an express condition of the option granted to Tenant pursuant to the terms of this EXHIBIT“H” that time is of the essence will respect to Tenant’s exercise of such option by the date specified in this EXHIBIT “H”.

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EXHIBIT I — EXPANSION OPTION
Three Allen Center * Houston, Texas
     Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease. Landlord and Tenant mutually agree as follows:
A. Subject to the remaining provisions of this EXHIBIT“I” and provided the Tenant is not then in default under the Lease and occupies 100% of the Premises, Tenant, but no assignee or sublessee of Tenant, shall have the right (the “Expansion Right”) to request to expand the Premises in contiguous Available Space (the “Expansion Space”). The agreed maximum rentable area of the Expansion Space shall be 3,500 RSF in addition to the size of the Premises, but in no event shall the Premises and the Expansion Space exceed 7,000 RSF (plus or minus fifteen percent (15%). As used herein, the total of 7,000 contiguous RSF (plus or minus fifteen percent (15%)), which includes the combined rentable area of the Premises and the rentable area of the Expansion Space, is referred to herein as the “Total Space Required by Tenant”. Tenant’s exercise of the Right of First Refusal set forth in EXHIBIT “G” to this Lease shall not affect the Total Space Required by Tenant. Landlord and Tenant understand and agree that Landlord may not be able to provide Tenant with Expansion Space that is contiguous to the Premises on the Thirty-sixth (36th) Floor of the Building, in which case Landlord may provide Tenant with the Total Space Required by Tenant on another Floor of the Building or in One Allen Center located at 500 Dallas, Houston, Texas; Two Allen Center located at 1200 Smith Street, Houston Texas, Four Allen Center located at 1400 Smith Street, Houston, Texas, or in Continental Center 1 located at 1600 Smith Street, Houston, Texas, so long as such buildings are owned by Landlord or an affiliate of Landlord (collectively, the “Available Buildings”). As used herein, the term “Available Space”shall mean space, determined as of the date of Landlord’s receipt of the Expansion Request, defined below, in the Available Buildings which Landlord is otherwise willing to lease to third parties who arc of similar size and have similar credit as Tenant, as determined in Landlord’s sole and absolute discretion; provided, however, in no event (subject to Landlord’s waiver of the following, in Landlord’s sole and absolute discretion) shall the Available Space include any space which: (1) is leased or otherwise occupied or otherwise used by another tenant; (2) a prospective tenant has expressed an ongoing interest to lease, as determined by Landlord; (3) is in a location that would make any remaining space on such floor difficult or unreasonable to lease, as determined by Landlord; (4) is in a location which if leased to Tenant would make other available space in the Building non-contiguous, which would otherwise be contiguous available space; or (5) is subject to any preferential right, expansion option, refusal rights or other right or option of another tenant. Furthermore, the Expansion Space to be leased to Tenant shall be laid out in such a manner reasonably acceptable to Landlord such that the demising wall adjacent to any third party premises is acceptable to Landlord.
B. Tenant acknowledges and agrees that the Expansion Right is subject and subordinate to any and all preferential rights, refusal rights, expansion rights or related rights of any other tenant in the Building, whether such arc in existence now or such arc granted to such other tenant(s) in the future. Tenant also acknowledges and agrees that the Expansion Right is subject to any future leasing (including, but not limited to, any and all preferential rights, refusal rights, expansion rights, or related rights granted to such future tenants) by Landlord of any Available Space in any Available Building and Landlord’s right to renew any tenant, whether pursuant to a renewal option or otherwise.
C. At any time after the twenty-forth (24th) full calendar month following the Commencement Date, Tenant may elect to exercise the Expansion Right by giving Landlord written notice of Tenant’s election (the “Expansion Request”). Within sixty (60) days after Landlord’s receipt of the Expansion Request, Landlord shall either (i) identify the Expansion Space (or the Total Space Required by Tenant in an Available Building, as applicable) in writing to Tenant (the “Designation Notice”) or (ii) provide Tenant with written notice that Landlord is unable or unwilling to provide Tenant with Expansion Space. Failure to provide Tenant with a Designation Notice within such sixty (60) day period shall be deemed to be Landlord’s election of item (ii), above. In the event that Tenant provides Landlord with an Expansion Request and Landlord provides Tenant with a Designation Notice, Tenant shall lease the Expansion Space (or the Total Space Required by Tenant in an Available Building, as applicable), as provided herein. In the event that Landlord fails to provide Tenant a Designation Notice or otherwise elects item (ii) above, then Tenant shall have the option to terminate the Lease pursuant to Section H of this EXHIBIT “I”, below.
D. The Expansion Space (or the Total Space Required by Tenant in an Available Building, as applicable) shall be delivered to Tenant within ninety (90) days after the date of the Designation Notice in its AS IS” condition and “WITH ALL FAULTS”. The commencement date with respect to the Expansion Space (or the Total Space Required by Tenant in an Available Building, as applicable) (the “Expansion Commencement Date”) shall be determined in the same manner as the Commencement Date of the Lease pursuant to Section 3.1(a) of the Lease and shall expire on the Expiration Date. Landlord shall not be required to provide Tenant with any finish allowance to construct improvements in the Expansion Space (or the Total Space Required by Tenant in an Available Building, as applicable) or pay any costs associated to move or otherwise relocate Tenant into the Expansion Space (or into the Total Space Required by Tenant in an Available Building, as applicable).
E. In the event that Landlord provides Total Space Required by Tenant in an area that does not include the initial Premises, then on the Expansion Commencement Date, Tenant shall have surrendered the initial Premises in the manner set forth in Section 3.3 of the Lease.
F. Commencing upon the Expansion Commencement Date, Tenant shall pay Base Rent, Additional Rent and all other amounts required by the Lease for the Expansion Space. The Base Rent for the Expansion Space shall be equal to the Prevailing Market Rate; provided, however, in the event that the Total Space Required by Tenant does not include the Premises, Base Rent shall be equal to the sum of: (1) the Base Rent on a per square foot set forth in Section 1.1(i) of the Lease for the first 3,433 RSF; plus (2) the Base Rent at the Prevailing Market Rate, defined below, for all space in excess of that set forth in Section F(1); plus (3) the value of any tenant improvement allowance (granted in Landlord’s sole and absolute discretion), amortized at the rate of ten percent (10%) per annum over the remaining term of the Lease; plus (4) the value of any term which would commonly be included in determining Base Rent (to the extent granted to Tenant).
G. The “Prevailing Market Rate” is defined as the net effective rent being charged for comparable space in comparable Class “A” buildings in the downtown Houston, Texas area on comparable terms (to tenants of comparable size, credit and status), including parking charges in rental, if any; lease takeovers/assumptions; relocation/moving allowances; space planning/interior architecture and engineering allowances; refurbishment and repainting allowances; club memberships; other concessions or inducements; extent of services provided or to be provided; distinction between “gross” and “net” lease; base year or dollar amount for escalation purposes (both operating and ad valorem/real estate taxes); any other adjustments (including by way of indexes) to base rental; credit standing and financial stature of the tenant; term or length of lease; the time the particular rental rate under consideration was agreed upon and became or is to become effective; the payment of a leasing commission and/or fees/bonuses in lien thereof, whether to Landlord, any person or entity affiliated with Landlord, or otherwise; and any other relevant term or condition in making such Prevailing Market Rate determination.
If Tenant timely disputes the Prevailing Market Rate, and Landlord and Tenant fail to agree as to the Prevailing Market Rate within 30 days, then the Prevailing Market Rate shall be determined as follows: A senior officer of a recognized Houston, Texas leasing brokerage firm (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the American Arbitration Association (the “AAA”). The Baseball Arbitrator selected by the parties or designated by the AAA shall have at least ten years experience in (i) the leasing of first class office space in downtown Houston, or (ii) the appraisal of Class “A” office buildings in downtown Houston. Landlord and Tenant shall each submit to the Baseball Arbitrator and to the other Landlord’s Determination and Tenant’s Determination, of the Prevailing Market Rate of the Expansion Space. The Baseball Arbitrator shall determine which of the two rent determinations more closely represents the Prevailing Market Rate of Expansion Space. The Baseball Arbitrator may not select any other rental value for the Expansion Space other than one submitted by Landlord or Tenant The determination of the party so selected or designated shall be binding upon Landlord and Tenant and shall serve as the basis for the determination of the Prevailing Market Rate.
H. Termination Option.
     1. In the event that Tenant properly exercises its Expansion Right and Landlord fails to provide Tenant a Designation Notice or is unable or unwilling to provide Tenant with Expansion Space (or the Total Space Required by Tenant, as applicable), and subject to and upon the terms, provisions and conditions set forth in this EXHIBIT “I”, Tenant shall then have the right (the “Termination Right”) to terminate the Lease as to the entire Premises by providing written notice (the “Termination Notice”) to Landlord of Tenant’s election to exercise this Termination Right within thirty (30) days following the expiration of the time period provided pursuant to Paragraph C above for Landlord to provide a Designation Notice. Such termination shall be effective ninety (90) days after Landlord’s receipt of the Termination Notice (the “Termination Date”). In the event Tenant exercises its Termination Right, Tenant shall pay to Landlord the Termination Fee on or prior to the Termination Date. Upon the Termination Date and the payment of the Termination Fee, Tenant shall have no further liability under the Lease (excepting only such liabilities which have accrued through the Termination Date). If Tenant gives timely notice of exercise of the Termination Right but fails to timely pay the Termination Fee to Landlord when due, Landlord may at its option either (i) deem the Termination Right and the Expansion Right waived and of no further force and effect or (ii) enforce the termination of this Lease, effective as of the Termination Date, and Tenant’s obligation to pay the Termination Fee and any other amount due. The provisions of this paragraph shall survive the expiration or termination of this Lease.
     2. Landlord will have the option to revoke and nullify any purported exercise of the Termination Right by Tenant if at the time of exercise or thereafter Tenant is in default, beyond any applicable cure period, under the Lease.
     3. The “Termination Fee” shall be an amount equal to:
A.	The unamortized portion of the Lease Costs (as hereinafter defined) as of the Termination Date; plus

B.	Six (6) months gross rent (Base Rent plus Addition Rent), if Landlord receives the Termination Notice after the twenty fourth full calendar month following the Commencement Date, but prior to the first day of the thirty-seventh (37th) full calendar month following the Commencement Date; or

C.	Three (3) months gross rent (Base Rent plus Addition Rent), if Landlord receives the Termination Notice after the thirty-sixth (36th) full calendar month following the Commencement Date.
     4. As used herein, the term “Lease Costs” shall mean all unamortized actual construction costs, architectural and engineering fees, leasing commissions (both internal and external), cabling design and installation costs, excused Rent and other costs, if any, incurred by Landlord in connection with Tenant’s lease of the Premises, specifically including, but not limited to, the Allowance granted to Tenant. For purposes of calculating Lease Costs, each component or item of Lease Costs will be deemed to be amortized in equal monthly installments over the remaining Lease term(s) applicable to the space(s) in question at the rate of ten percent (10%) per annum beginning on the date that such component or item of Lease Costs was actually paid by Landlord.

Exhibit 99.1
Investors Contacts

NetManage, Inc.	The Blueshirt Group:
Jeanne Buffa	Alex Wellins
Email: Jeanne.buffa@NetManage.com	Email: alex@blueshirtgroup.com
Tel: (408) 342-7655	Brinlea Johnson
Email: brinlea@blueshirtgroup.com
Tel: (415) 217-7722
FOR IMMEDIATE RELEASE
MICRO FOCUS INTERNATIONAL, PLC. TO ACQUIRE NETMANAGE, INC.
Cupertino, CA—(April 30, 2008)— MicroFocus International plc (LSE:MCROL) (“MicroFocus”). the leading provider of enterprise application management and modernization solutions and NetManage. Inc. (NASDAQ: NETM) (“NetManage”), a software company that provides the fastest way to transform legacy applications into new Web-based business solutions jointly today announced that their respective Boards of Directors have unanimously approved, and both companies have signed, a definitive agreement for MicroFocus to acquire NetManage in a merger transaction
Pursuant to the terms of the Merger Agreement, MicroFocus will acquire each outstanding share of common stock of NetManage for $7,20 per share representing a premium of approximately 73% over the closing share price of NetManage’s common stock on April 30, 2008 of $4.15. NetManage currently has approximately 9.6 million shares of common stock and 1.6 million options outstanding for an aggregate transaction value of approximately $73.3 million. The acquisition is expected to be completed in June 2008.
     Stephen Kelly, Chief Executive Officer of MicroFocus, commented. “The combination of MicroFocus and Net Manage will provide the enlarged group with further opportunities for growth through a more comprehensive and broader

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